UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): FEBRUARY 18, 2005

NOVO NETWORKS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE		75-2233445
(State of Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	(IRS Employer Identification Number.)

6440 NORTH CENTRAL EXPRESSWAY, SUITE 620 DALLAS, TEXAS (Address of Principal Executive Offices)	75206 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 777-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

BACKGROUND

During the third quarter of fiscal 2004, Novo Networks, Inc. (“we,” “us,” or “our”) began to pursue a revised plan of operation because of our liquidity position, the increasingly remote possibility of us finding and consummating a viable transaction for the redeployment of our remaining cash assets (a “Business Opportunity”) and our belief that, under any liquidation scenario, our stockholders would not receive any recovery on or value for their holdings. Such a determination was made based on our belief that the most beneficial transaction for our stockholders would involve the exchange of a certain amount of our common stock (“Common Stock”) for the business of a privately held company (a “Strategic Combination”) that valued our assets, including, without limitation, our cash, and our status as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In pursuing the best Strategic Combination possible, we believed that it would be necessary to effect a recapitalization that would have resulted in the existing holders of our Preferred Stock (as hereinafter defined) electing to convert their shares into Common Stock, at a negotiated and substantially reduced conversion price (a “Recapitalization Event”). Considering our limited cash, we believed that the most likely form of Strategic Combination would involve a substantial portion of the consideration being paid in the form of Common Stock.

During the three months ended March 31, 2004, we contemplated a Recapitalization Event. Despite significant efforts, however, we were unable to accomplish one in the third quarter of fiscal 2004. Our belief continued to be that we would be in a better position to consummate a Strategic Combination if we were able to achieve such a Recapitalization Event. Accordingly, we proposed another one on January 6, 2005, and after several rounds of negotiations, we were ultimately able to obtain the necessary approval from the requisite number of holders of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and our Series D Convertible Preferred Stock (the “Series D Preferred Stock”) (collectively with the Series B Preferred Stock and the Series E Convertible Preferred Stock (the “Series E Preferred Stock”), the “Preferred Stock”). The Recapitalization Event will be completed upon the filing of Certificate of Amendment (as hereinafter defined) with the Delaware Secretary of State. The Certificate of Amendment (as hereinafter defined) would, among other things, effect a name change, increase the amount of our authorized Common Stock and Preferred Stock and accomplish a reverse split of our Common Stock and Preferred Stock. For more information regarding the Certificate of Amendment (as hereinafter defined), refer to Item 5.03 of this Current Report under the section entitled “Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.”

STRATEGIC COMBINATION

On February 18, 2005, we entered into an asset purchase agreement, a copy of which is attached to this Current Report as Exhibit 2.3 (the “Purchase Agreement”), with Berliner Communications, Inc. (“Berliner Communications”) and BCI Communications, Inc. (“BCI”), a Delaware corporation and our wholly-owned subsidiary, whereby BCI acquired (the “Acquisition”) the operations and substantially all of the assets (the “Berliner Assets”) and liabilities of Berliner Communications. Title to the Berliner Assets was subject to a lien on all such assets to secure outstanding borrowings of $432,000 under a $1,250,000 credit facility between Presidential Financial Corporation of Delaware Valley (“Presidential”) and Berliner Communications. At the time of the Acquisition, we were in the process of negotiating with Presidential to enter into a new facility in the name of BCI, which was expected to be on substantially the same terms as the existing credit facility and would have resulted in a transfer of the outstanding balance. On March 17, 2005, BCI entered into such an arrangement with Presidential.

Under the Purchase Agreement, BCI agreed to acquire the Berliner Assets in exchange for the issuance of our capital stock as follows:

•	147,676,299 shares of newly issued, non-assessable shares of our Common Stock, par value $0.00002 per share; and

•	3,913,669 shares of newly issued, non-assessable shares of our Series E Preferred Stock, par value $0.00002 per share.

The purchase price was based upon the respective working capital amounts, net worths and other balance sheet items of Berliner Communications and us. Neither party agreed to indemnify the other for any losses or liabilities arising from the consummation of the transaction.

In light of our current cash position, our current capital requirements and the capital requirements of BCI, we do not anticipate pursuing any other Business Opportunities at the present time. As such, we recognize that our ability to continue as a going concern will be directly dependent upon the ability of BCI to generate revenues in amounts sufficient to fund not only its own operational expenses, but our operational costs as well. For more information regarding our ability to fund operations, refer to Item 2.01 of this Current Report under the subsection entitled “Liquidity and Capital Resources.” With the exception of a one-time gain on the extinguishment of a debt, Berliner Communications has incurred net losses for the fiscal years ended December 31, 2002, 2003, and 2004.

BUSINESS

Founded in 1995, Berliner Communications originally provided wireless carriers with comprehensive real estate site acquisition and zoning services. Over the course of the following 10 years, the service offerings were expanded to include radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. With the consummation of the Acquisition, BCI will now carry on the historical operations of Berliner Communications. Unless otherwise specified or otherwise clear from the context, each reference to BCI in this Current Report will be deemed to be a reference to both BCI and the historical operations and activities of Berliner Communications prior to February 18, 2005.

INDUSTRY BACKGROUND

Wireless Telecommunications Networks

Wireless telecommunications networks are built using radio-based systems that allow a telephone set or data terminal to communicate without a metallic or optical cord or wire equipment. The life cycle of a wireless network continually evolves and consists of several phases, including strategic planning, design, deployment, expansion, operations and maintenance. During the strategic planning phase, operators pursue the licenses necessary to build out a wireless system and make decisions about the type of technology and equipment to be used, where it will be located and how it will be configured. Technical planning and preliminary engineering designs are often required to decide on a deployment strategy and determine construction costs and the revenue generating ability of the wireless system.

Following acceptance of a wireless network design, access to land or building rooftops must be secured for towers or telecommunications equipment, including radio base stations, antennae and supporting electronics. Each site must be qualified in a number of areas, including zoning ordinance requirements, regulatory compliance and suitability for construction. Detailed site location designs are prepared and radio frequency engineers review interference to or from co-located antennae. Construction and equipment installation then must be performed and site performance is measured after completion of construction. Finally, professional technicians install and commission the new radio equipment, test it, integrate it with existing networks and tune the components to optimize performance.

Once a wireless network becomes operational and the number of subscribers increases, the system must be expanded to increase system coverage and capacity. In addition, the wireless system must be continually updated and optimized to address changes in traffic patterns and interference from neighboring or competing networks or other radio sources. Operations and maintenance also involves tuning the network to enable operators to compete more effectively in areas where there are multiple system operators.

Finally, as new technologies are continuously developed, wireless service providers must determine whether to upgrade their existing networks or deploy new networks utilizing the latest available technologies. Overlaying new technologies, such as late second generation and third generation (“2.5G” and “3G,” respectively), onto an existing network or deploying a new network requires operators to reengage in the strategic planning, design, deployment, expansion, operations and maintenance phases of a new cycle in the life of an existing or new network.

Growth and Evolution of the Wireless Telecommunications Industry

Worldwide use of wireless telecommunications has grown rapidly as cellular and other emerging wireless communications services have become more widely available and affordable for the mass business and consumer markets. The rapid growth in wireless telecommunications is driven by the dramatic increase in wireless telephone usage, as well as strong demand for wireless Internet and other data services.

Wireless access to the Internet is in an early stage of development and growing rapidly as web-enabled devices become more accessible. Demand for wireless Internet access and other data services is accelerating the adoption of new technologies, such as those embodied in 3G, to enable wireless networks to deliver enhanced data capabilities. Examples of wireless data services include e-mail, messaging services, music on-demand, m-banking, locations-based services and interactive games.

Key Drivers of Change in Our Business

Historically, the key drivers of change in the wireless telecommunications industry have been: (i) the issuance of new or additional licenses to wireless service providers; (ii) the introduction of new services or technologies; (iii) the increase in the number of subscribers served by wireless service providers, with the concomitant increase in usage by those subscribers and scarcity of wireless spectrum; (iv) the increasing complexity of wireless systems in operation; and (v) the current consolidation in the telecommunications sector. Each of these key drivers is discussed below.

•	The issuance of new or additional licenses to wireless service providers. After receiving new or additional licenses necessary to build out their wireless systems, wireless service providers must make decisions about what type of technology and equipment will be used, where it will be deployed and how it will be configured. In addition, detailed site location designs must be prepared and radio frequency engineers must review interference to or from co-located antennae. Construction and equipment installation must then be performed and professional technicians must install and commission the new radio equipment, test and integrate it with existing networks and tune the components to optimize performance.

•	The introduction of new services or technologies. Although wireless service providers traditionally have relied upon their internal engineering workforces to address a significant portion of their wireless network needs, the rapid introduction of new services or technologies in the wireless market and the need to reduce operating costs in many cases have resulted in wireless service providers and equipment vendors focusing on their core competencies, and as a result, outsourcing an increasing portion of their network services. In addition, the Federal Communications Commission (the “FCC”), in November of 2003, began requiring wireless service providers to provide local number portability (“LNP”) to customers, which makes it easier for consumers to switch wireless service providers by giving consumers the ability to do so without changing their phone numbers. LNP increases the complexity of call processing, number administration, service assurance and network operations. We believe that nearly every United States-based wireless service provider is, or will be, upgrading its network in order to mitigate the potential for customer termination, or churn, as a result of the implementation of LNP. Such efforts involve providing both additional network capacity and expanded geographic coverage to address wireless customers’ perceptions of network quality.

•	The increases in the number of wireless subscribers served by wireless providers. The increases in the number of subscribers served by wireless service providers, with the concomitant increase in usage by those subscribers and scarcity of wireless spectrum, require such carriers to expand and optimize system coverage and capacity to maintain network quality. The wireless system also must be continually updated and optimized to address changes in traffic patterns and interference from neighboring or competing networks or other radio sources.

•	The increasing complexity of wireless systems in operation. As new technologies are developed, wireless service providers must determine whether to upgrade their existing networks or deploy new networks utilizing the latest available technologies in order to maintain their market share. For example, overlaying new technologies, such as 2.5G and 3G, with an existing network or deploying a new network requires wireless service providers to reengage in the strategic planning, design, deployment, expansion, operations and maintenance phases of a new cycle in the life of an existing or new network.

•	The current consolidation in the telecommunications sector. In light of recent consolidation in the telecommunications sector, wireless service providers are faced with issues regarding the integration of separate telecommunications networks. This may provide us with the opportunity to provide services relating to performing network compatibility testing and resolving integration solutions.

INDUSTRY CHALLENGES

Around the middle of 2000, the major wireless carriers began evaluating their costs for engineering and constructing wireless sites, and as a result, those expenses became an important issue. At that time, several well-funded private and public firms entered the industry as high-level general contractors. Bechtel Corp. (“Bechtel”), General Dynamics Corp. (“General Dynamics”), Ericsson, Inc. (“Ericsson”) and other similarly situated companies put themselves between the larger wireless service providers, like Sprint Corp. (“Sprint”), Nextel Communications, Inc. (“Nextel”), AT&T Wireless Services, Inc. (now known as New Cingular Wireless Services, Inc.) (“Cingular”), T-Mobile USA, Inc. (“T-Mobile”), and their former contractors, such as Berliner Communications, by negotiating flat-rate pricing. Many of those contracting firms entered into agreements with limited knowledge of the actual cost to complete the work, resulting in many lower than market bids. As a result, many smaller subcontractors could not compete at such reduced margins. The wireless carriers also significantly reduced the number of sites they were going to build. These factors contributed to industry attrition in the equipment construction and installation sector. They also had a severe negative effect on Berliner Communication’s profitability.

We estimate that over the past two years more than 40% of the companies similar to Berliner Communications ceased operations. During that time, Berliner Communications re-engineered its business, its cost structure and its operations. It reduced staff and expenses and effected changes in its capital structure. Although such adjustments were made, Berliner Communications continued to face such competitive challenges.

POSITION IN INDUSTRY

BCI believes that the large wireless carriers are not entirely satisfied with their experience with the large contracting or project management firms, and that this dissatisfaction might create an opportunity for full, “self-performing” service firms, such as BCI, with the ability to handle significant volume, to take over a portion of the work currently being performed by such firms.

Another significant change affecting the wireless telecommunications industry was the implementation of LNP, which went into place in November of 2003. As previously noted, LNP allows a customer to take his or her telephone number with him or her to another carrier in the same geographic service area. Berliner Communications believed that such an occurrence prompted the major wireless carriers to re-examine ways to improve the performance of their networks, which may include an association with a smaller service provider, such as BCI. Increased activations and decreased customer turnover were two other developments in 2003 that placed additional pressure on the networks. These factors have prompted the construction of additional sites, which could provide opportunities to provide additional services for such firms.

Those and other events are putting additional pressure on the major wireless carriers to outsource certain services, resulting in a rise in prices for self-performing contractors and increased margins for companies with the ability to meet those needs. For example, Berliner Communications submitted responses to requests for proposal (“RFP”), in the geographic areas in which it operated, to do a complete overlay of Sprint’s network with an evolution, data only (“EVDO”), solution and a comprehensive upgrade of Nextel’s 800 MHz network. As a result of those efforts,

Berliner Communications received a purchase order and a subcontract agreement, respectively, to provide some of the requested services in 2004. Unfortunately, the jobs have since changed because of the recently announced merger between Sprint and Nextel. BCI is currently receiving work in both instances, but in smaller increments than previously expected. BCI may also benefit from new developments in wireless technology and additional consolidation in the telecommunications industry.

DESCRIPTION OF SERVICES

Real Estate Site Acquisition and Zoning

Berliner Communication began its business providing primarily real estate site acquisition services that generally involve acting as an intermediary between telecommunications companies and owners of real estate and other facilities. In order to build and expand their networks, such companies require locations that have direct access to highways and roads to mount their antennas and equipment. The telecommunications companies are typically able and willing to pay fees for the rights to place their equipment in such strategic locations. Facility owners, on the other hand, are eager to earn additional income from their properties, which have access to mobile traffic. BCI generates fees by introducing telecommunications companies and real estate managers. BCI identifies appropriate properties, negotiates the transactions and handles the administrative details. BCI also uses its accumulated knowledge and relationships to assist in the planning and installation of the telecommunication facilities. BCI also offers customers assistance in acquiring all necessary permits, entitlements and approvals that may be required by municipalities. BCI also prepares all zoning applications that may be needed, attends any necessary hearings and obtains any required land use permits to begin installation. During such a phase, BCI works to build community support for wireless infrastructure and services and responds to any community protests or concerns. Outsourcing this function often keeps carriers out of the public eye during potentially controversial and emotional responses from community members and potential customers. Project management includes vendor management, project preparation and engineering and construction coordination.

Infrastructure Equipment Construction and Installation

As the wireless telecommunications industry changed rapidly during the mid-1990’s, Berliner Communications adapted by adding infrastructure equipment construction and installation services to its suite of offerings. The quality of the installation work in a system build-out is one of the most critical aspects of its performance. Once the necessary site acquisition steps have been completed, materials to construct a tower are ordered from a fabricator. Installation can involve clearing sites, laying foundations, bringing in utility lines and installing shelters and towers. Once finished, equipment installation is performed, as well as any landscaping of the site. The tower is now ready to be put into service once the remainder of the network is completed. Installation may start once the preliminary work has been completed and the individual “cell site” or switch location is ready to be built. BCI manages everything from “one-off” to “long-range” installation projects, which involve various facets of the telecommunications business. Every site is tested with a simulation to see what levels of line loss exist and how the transmission systems perform.

Radio Frequency and Network Design and Engineering

Toward the end of the 1990’s, Berliner Communications saw that the industry was undergoing additional changes and took the opportunity to enter yet another service area. Specifically, it noticed that companies in the wireless industry were reducing their engineering services staff in order to cut internal costs, but were still in need of such services. In response, Berliner Communications added radio frequency and network design and engineering services to its portfolio by purchasing Wireless Systems Consulting, Inc. in December of 1997. As a result of that acquisition, Berliner Communications’ service offerings were expanded to include designing and engineering wireless networks based on the radio frequency that will be used, the types of transmission equipment and technology that will be employed and the power that will be required by the system. Wireless network designs are based on projected subscriber density, traffic demand and desired coverage area. The initial system design is intended to optimize available radio frequency and to result in the highest possible signal quality for the greatest portion of projected subscriber usage base within existing technical constraints. Based on such initial guidelines, potential sites are identified and ranked. This process is known as identifying “search rings.”

Radio Transmission Base Station Modification

BCI is currently performing cellular base station upgrades and modifications for wireless telecommunications carriers. This work involves upgrades to existing hardware as well as adding new hardware such as radios, duplexers, power systems and site controllers, and is essential for enhancing network capacity and paving the way to the deployment of 3G, and even fourth generation (“4G”), systems. In order to minimize the impact on existing wireless customers, most of the upgrade or modification work must be performed at night during a so-called “maintenance window” between the hours of 11:00 PM and 5:00 AM. Carriers generally entrust this kind of work only to trained, capable vendors who can reliably and successfully complete the work at each site during such timeframes.

In-Building Network Design, Engineering and Construction

BCI offers complete in-building solutions that involve distributed antennae for wireless coverage in malls, shopping centers, office buildings and airports and may include voice services (using cellular or personal communications services (“PCS”) and wireless private branch exchange (“PBX”) technologies), data services (including 802.11 (2.4 and 5 GHz)), enhanced coverage for safety spectrum (police, fire and rescue) and wireless primary and secondary broadband backbones, synchronous optical networks (“SONET’s”) and campus connections.

Project Management

BCI also supervises all of the efforts associated with a project, whether it involves one or more of the foregoing services or a “turn-key” solution, so the carrier can ultimately broadcast from the newly configured site.

MAJOR SUPPLIERS AND VENDORS

Historically, Berliner Communications relied upon subcontractors to perform services in order to fulfill its contractual obligations. Currently, the costs attributable to subcontractors represent approximately 49% of BCI’s cost of revenues. BCI does not rely on any one subcontractor and utilizes subcontractors that are available and can meet its timeframes and contractual requirements. Due to BCI’s reliance on subcontractors, BCI is exposed to the risk that it will be unable to subcontract for services necessary to meet customer expectations or to subcontract for such services on terms that are advantageous or favorable to BCI.

MAJOR CUSTOMERS

BCI is currently dependent on nine customers, which collectively comprised approximately 94% of net revenues for the year ended December 31, 2004. Of those customers, six of them individually represented greater than 5% of net revenues, and four of them represented greater than 10% of net revenues for such calendar year. In particular, T-Mobile represented approximately 32%, Nextel represented approximately 18%, Sprint represented approximately 13% and General Dynamics represented approximately 12% of net revenues for the year ended December 31, 2004. For the previous calendar year, four customers comprised approximately 84% of net revenues, each of which individually represented greater than 10% of net revenues. For the year ended December 31, 2002, five customers comprised approximately 90% of net revenues, with four such customers each representing individually greater than 10% of net revenue, with one customer representing greater than 5%, but less than 10%, of net revenues. The loss of an individual or a combination of those customers would have a material adverse effect on consolidated revenues.

SEASONALITY

Incidents of inclement weather, particularly in the winter months, hinder BCI’s ability to complete certain outdoor activities relating to the provision of its services. Demand for BCI’s services is typically higher in the last few months of the calendar year, due primarily to acceleration of most customers’ capital expenditures for completing year-end projects, with a corresponding decrease in activity during the first few months of the following calendar year, typically because customers are evaluating their plans for such capital expenditures for the coming year during that period.

BACKLOG

As of March 31, 2005, BCI’s backlog was approximately $10,000,000, and we currently anticipate that BCI will complete 50% to 60% of those backlog orders by June 30, 2005.

COMPETITION

The telecommunications industry is highly competitive. Because of its modest size and wide breadth of service offerings, it is difficult to identify BCI’s competitors. However, we currently believe that they include LCC International, Inc., Wireless Facilities, Inc., CH2M Hill Companies, Ltd., and Andrew Corp., and in some instances, Bechtel, General Dynamics and Ericsson. Many of these competitors have greater capital resources, longer operating histories, larger customer bases, and more established industry relationships than BCI. In addition, BCI attempts to distinguish itself from its competitors by being adaptable in order to be responsive to carrier specific tasks that arise during any given engagement for services.

GOVERNMENT REGULATION

Although we are not directly subject to any FCC or similar government regulations, the wireless networks that we design, deploy and manage are subject to them. Those requirements dictate that the networks meet certain radio frequency emission standards, not cause unallowable interference to other services, and in some cases accept interference from other services. Those networks are also subject to certain state and local government regulations and requirements.

GROWTH STRATEGY

In the long term, BCI plans to position itself to take advantage of niche markets that result from new developments in wireless technology, the current consolidation of the telecommunications sector and other changes in the wireless industry and to serve them before anyone else does so. Possible new streams of business could be generated by providing wireless broadband for long distance carriers or by installing towers for wind power generation.

EMPLOYEES

As of April 15, 2005, BCI employed 117 full-time and 3 part-time employees. BCI anticipates the need to increase its work force as additional contracts for projects are received. None of its employees are represented by labor unions.

FACILITIES

As of April 15, 2005, BCI acquired leases or contractual arrangements, previously held by Berliner Communications, to utilize approximately 59,320 square feet for its operations, as set forth below:

	APPROX.		CURRENT
	SIZE IN		MONTHLY	END OF
LOCATION	SQ. FEET	DESCRIPTION	COST	LEASE TERM
20 Bushes Lane Elmwood Park, NJ 07407	15,800	Single-story brick building (office and warehouse space)	$797	December of 2008

1100 Taylors Lane, Unit 1 Cinnaminson, NJ 08077	10,209	Single-story brick building (office and warehouse space)	$5,299	November of 2006

6608 Virginia Manor Road Beltsville, MD 20705	4,800	Single-story brick building (office and warehouse space)	$4,987	June of 2005

11861 North Profit Row Forney, TX 75117	6,000	Single-story metal building (office and warehouse space)	$1,500	Month-to-month

10 Bushes Lane Elmwood Park, NJ 07407	9,950	Single-story brick building (office and warehouse space)	$6,200	February of 2008

97 Linden Avenue* Elmwood Park, NJ 07407	11,700	Three-story brick building (office space)	$14,733	June of 2008

	APPROX.		CURRENT
	SIZE IN		MONTHLY	END OF
LOCATION	SQ. FEET	DESCRIPTION	COST	LEASE TERM
6440 North Central Expressway, Suite 620 Dallas, TX 75206	861	Ten-story brick building (office space)	$1,363	March of 2006

*	BCI subleases one-half of this space.

LEGAL PROCEEDINGS

On March 28, 2005, the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) entered a final decree in our former operating subsidiaries’ bankruptcy proceeding. As of April 15, 2005, neither we nor BCI was a party to, nor are our or its properties or assets the subject of, any pending other legal proceedings and no such proceedings are known to us to be threatened or pending or contemplated against us or BCI, other than routine and non-material litigation that occurs in the normal course of our or BCI’s business operations.

PLAN OF OPERATION

We perceive that BCI must take the following steps within the next 12 months in order to increase its revenues and for it to achieve profitability:

Increase Staffing

As a service provider, BCI’s potential for growth will be limited, notwithstanding an increased demand for its services, to the extent that it does not have the ability to hire individuals with the requisite technical and field knowledge to provide such services. Because the services BCI offers are diverse, it may experience difficulty obtaining the appropriate level of staffing support in a timely and cost-effective manner.

Create a Strategic Partnership with an Electrical Contractor

New construction services for base station modification or installation requires the services of qualified electrical contractors. Currently, BCI must subcontract out such electrical work. Optimally, BCI would employ one or more electrical contractors to help ensure that its customers’ completion schedules are met. Additional electrical contractors would also give BCI more flexibility in offering complete turn-key services. However, BCI recognizes that there is currently a shortage of electrical contractors in New York and New Jersey who are qualified to do the electrical work in the telecommunications industry. As a result, BCI is exploring the possibility of associating itself with one or more electrical contracting firms to achieve its objective.

Improve BCI’s Fabrication Business Services

BCI has identified the need to improve its fabrication business in two ways. First, it needs to employ a full-time individual with appropriate experience in the complex fabrication environment. Second, BCI will require funds in order to invest in more sophisticated equipment and develop a modern production-line layout. Currently, BCI’s ability to fund these expenditures will come from cash on hand or vendor financing, if available on terms and conditions acceptable to us.

Increase Production Capability

To the extent that BCI experiences increased demand for its production services, such as infrastructure equipment construction and installation, there is a corresponding need to increase the production of the steel requirements for such jobs. Although, certain items of a typical production job are standard, approximately 80% are criteria specific. That element of specificity requires BCI to have flexible and quality production capabilities in order to meet construction schedules for such jobs. BCI recognizes that it does not have such capacity at the present time. Additional capital expenditures in materials and equipment are necessary before BCI can improve its efficiencies in that area. If such production capability could be improved and such efficiencies realized, BCI believes that it could also reduce its fabrication schedule, allow it to better respond to changes in industry supply and demand, and increase its ability to compete. Additionally, BCI believes that if it is successful in establishing such a production line, any excess capacity could be used as a potential revenue source by supplying steel to smaller contractors. Currently, BCI’s ability to fund these expenditures will come from cash on hand or vendor financing, if available on terms and conditions acceptable to us.

Increase Marketing Activities

Although BCI has achieved some recognition in the wireless area, it believes that its typical customer may not be aware of its entire range of services. For example, one set of BCI customers may recognize BCI for its site acquisition and zoning or infrastructure equipment construction and installation services, without being aware that BCI also provides radio frequency and network design and engineering services. Accordingly, BCI has recognized a need to create and implement a marketing plan, quite possibly with the assistance of a professional marketing firm, with specific industry experience, to market BCI as a provider of the full range of wireless services. BCI’s integrated service package might be of interest, not only to potential customers looking for complete “turn-key” solutions, but also clients who are more interested in an “a la carte” approach to their wireless needs.

Increase Business Development Activities

BCI recognized the need to increase its focus on business development and customer retention. It anticipates achieving this result though a variety of means, including, without limitation, increased exposure at trade shows and customer-sponsored events.

MANAGEMENT’S DISCUSSION OF BCI

We incorporated BCI on February 8, 2005, as a wholly owned subsidiary to purchase the Berliner Assets under the Purchase Agreement and to carry on the historic business operations of Berliner Communications immediately after the consummation of the Acquisition.

Berliner Communications derived substantially all of its revenues from infrastructure equipment construction and installation services and real estate site acquisition and zoning services. Infrastructure equipment construction and installation services revenues, as a percentage of total revenues, declined in calendar 2004 to 73%, as compared to 85% in calendar 2003. Real estate site acquisition and zoning revenues, as a percentage of total revenues, increased in calendar 2004 to 20%, as compared to 7% in calendar 2003.

Revenues are recognized from radio frequency and network design and engineering services as work is performed, from real estate site acquisition and zoning services upon the identification of an acceptable site and when the lease is signed between the landlord and the customer and from infrastructure equipment construction and installation services under the percentage-of-completion method, based on the percentage that total direct costs incurred to date bear to estimated total direct costs at completion. Losses on construction contracts are recognized when such losses become known. The cost of revenues consists primarily of wages and benefits, materials, subcontractor costs, equipment rentals and travel expenses. General and administrative expenses are primarily composed of wages and benefits, travel and entertainment, professional fees, insurance, repairs and maintenance, rents, sales and marketing expenses and general office expenses.

As BCI continues the business operations of Berliner Communications, we anticipate BCI’s direct operating costs, as a percentage of revenues, will remain the same in the near future. We anticipate BCI’s general and administrative expenses as a percentage of revenues will increase because of the overhead associated with maintaining our public company status.

In the future, the levels of BCI revenues will depend on a number of factors, including, without limitation, the following:

•	new developments in wireless technology;

•	the ability to secure contracts on terms acceptable to BCI;

•	overall activity in the industry, and currently, the consolidation in the telecommunications sector;

•	increased sales and marketing efforts;

•	additional industry reliance on outsourcing; and

•	new opportunities to provide base station modifications.

The funding for the operations of BCI will primarily come from cash on hand, and as a result of the new arrangement with Presidential, a credit facility in the amount of $1,250,000.

MANAGEMENT’S DISCUSSION OF PACIUGO

On December 19, 2002, we executed a purchase agreement with Ad Astra Holdings LP, a Texas limited partnership (“Ad Astra”), Paciugo Management, LLC, a Texas limited liability company and the sole general partner of Ad Astra (“PMLLC”), and the collective equity owners of both Ad Astra and PMLLC, being Ugo Ginatta, Cristiana Acerbi Ginatta and Vincent Ginatta (collectively, the “Equity Owners”). In this transaction, we acquired a 33% membership interest in PMLLC and a 32.67% limited partnership interest in Ad Astra, which results in our holding an aggregate interest, including the PMLLC general partnership interest, in Ad Astra equal to 33% (the “Initial Interest”), for a purchase price of $2,500,000. Collectively, Ad Astra and PMLLC, through a number of wholly owned subsidiaries, own and manage a gelato manufacturing, retailing and catering business operating under the brand name “Paciugo.” We refer collectively to Ad Astra, PMLLC, and their subsidiaries as “Paciugo.” As of the date of this Current Report, we continue to hold our Initial Interest in Paciugo. However, we have no plans to expend any of our cash on hand to fund operations for Paciugo, nor do we anticipate that we will recognize any revenue from our minority ownership in Paciugo within the next twelve months, if ever. For more information regarding our relationship with Paciugo, refer to our Annual Report on Form 10-K for the period ended June 30, 2004, and our subsequent Quarterly Reports on Form 10-Q for the periods ended September 30, 2004, and December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2005, we had consolidated current assets of approximately $5,500,000, including, without limitation, cash and cash equivalents of approximately $675,000 and net working capital of approximately $1,475,000. Historically, we funded our subsidiaries’ operations primarily through the proceeds of private placements of our common and preferred stock and borrowings under loan and capital lease agreements. We do not currently believe that private placements of common and preferred stock will be available in the near term. Principal uses of cash have been to fund (i) operating losses; (ii) acquisitions and strategic business opportunities; (iii) working capital requirements; and (iv) expenses related to the bankruptcy plan administration process. It should be noted, however, that the Delaware Bankruptcy Court entered a final decree in our former operating subsidiaries’ bankruptcy proceeding on March 28, 2005, and therefore, we expect the costs associated with the Novo Liquidating Trust and the bankruptcy plan administration process, for which we have previously provided funding, to begin to wind down in the near future.

Our ability to satisfy our current obligations is dependent upon our cash on hand, borrowings under our credit facility with Presidential and the operations of BCI. Our current obligations consist of capital expenditures and funding working capital. For calendar year 2004, Berliner Communications had negative cash flow of approximately $500,000. Should BCI perform similarly in 2005, we can expect to expend at least $500,000 of our cash on hand to fund its current operations, plus any amounts to fund approved capital expenditures for which we are unable to obtain financing. We also incurred legal and advisory fees in connection with our acquisition of the Berliner Assets in the amount of approximately $225,000. In addition, we may have to continue to fund certain expenses of the liquidating trust for the next few months. In the event we do not receive any return or cash flow from BCI’s operations before December 31, 2005, or if we incur other unanticipated expenses for operations and are unable to acquire additional capital or financing, then we would likely be required to cease operations altogether and pursue other alternatives, such as liquidating or filing a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”).

We currently anticipate that any revenues in the future will be generated by the business operations of BCI, as the operations of our former operating subsidiaries have been terminated, and Paciugo cannot be expected to generate any cash flow or return on our investment since it has incurred losses since our acquisition of the Initial Interest.

On March 17, 2005, we concluded negotiations with Presidential regarding the establishment of a credit facility for BCI. A total of $1,250,000 in financing is available under the agreement with Presidential and approximately $119,000 had been borrowed by BCI as of April 15, 2005. Presidential has a security interest on all of the Berliner Assets and a guaranty from us as collateral for the repayment of any borrowings under the credit facility.

BCI’s failure to generate revenues sufficient to fund its continuing operations, as well as to fund our operations, will jeopardize our ability to continue as a going concern. Due to these factors, we intend to seek additional financing, almost immediately, from Presidential or another lender.

ABILITY TO CONTINUE AS A GOING CONCERN

Our independent registered public accounting firm has included an explanatory paragraph in their report on our financial statements for the year ended June 30, 2004, which states that although our financial statements have been prepared assuming that we will continue as a going concern, substantial doubt exists as to our ability to do so. In fact, it is unlikely that we will be able to continue as a going concern past December 31, 2005, unless BCI is able to successfully generate revenues sufficient to cover its and our operating costs or we are able to obtain additional capital or financing.

BUSINESS RISK FACTORS

There are many risks associated with our historical business. These risks, which remain applicable, are outlined in our Annual Report on Form 10-K for the year ended June 30, 2004, and our Quarterly Reports for the periods ended September 30, 2004, and December 31, 2004, as well as in other of our annual and periodic reports filed with the SEC. In addition, due to our combination with Berliner Communications, and the anticipated significance of BCI’s operations to our future, the risks inherent in Berliner Communications’ historical business have become principle risk factors in our business. The following risk factors should be carefully considered as our operations as BCI and our prospects for future growth are evaluated.

OUR SHAREHOLDERS MAY NOT REALIZE ANY BENEFIT FROM OUR TRANSACTION WITH BERLINER COMMUNICATIONS

Although we considered various Business Opportunities and Strategic Combinations prior to entering into our agreement with Berliner Communications, our limited prospects for future growth restricted our ability to investigate the same number or types of transactions that other, more viable, entities may have investigated. Furthermore, the extent of our due diligence on Berliner Communications, prior to the combination, was necessarily truncated. As a result, no assurances can be given that the transaction will ultimately prove successful or that it will inure at all to the benefit of our shareholders.

BCI, IN ESSENCE, IS AN EARLY STAGE COMPANY. THEREFORE, IN LIGHT OF ITS ANTICIPATED SIGNIFICANCE, OUR BUSINESS PROSPECTS ARE DIFFICULT TO EVALUATE

Berliner Communications commenced operations in 1995. Although it has remained in continuous operation since that time, it continues to function, in essence, as an early stage company. As a result, Berliner Communications has historically struggled with, and BCI is expected to continue to struggle with, capital constraints, limited market presence, inadequate processes and systems, limited customer and supplier relationships, intense demands on management resources and limited insight into industry trends and conditions that may exist or emerge, among other things. Further, as an early stage company, it is impossible to accurately determine whether BCI’s business model is viable over the long term. To progress beyond an early stage company, BCI will need to do the following:

•	adapt and successfully execute its evolving and unpredictable business model;

•	attract necessary working capital;

•	establish, train and manage a larger and more productive workforce;

•	develop meaningful customer and vendor relationships;

•	provide services that consistently meet customer demands in a rapidly evolving industry;

•	implement and improve operational, financial and management systems and processes;

•	respond effectively to competitive developments; and

•	otherwise manage and adapt to changing operations.

As a result, the prospects of BCI and, hence, our prospects, must be considered in light of the many risks, expenses, delays and difficulties encountered by companies in their early stages of development. It is important to note that the growth we seek is extremely rare.

WE WILL NEED ADDITIONAL FINANCING, ALMOST IMMEDIATELY, TO GROW OUR BUSINESS

Although the Acquisition resulted in BCI gaining access to certain additional sources of funds, it will not be enough for BCI to pursue its business strategy, on either a short or long-term basis. We intend to seek additional working capital, almost immediately. To the extent we are unable to increase our working capital assets, our growth, and potentially our viability, could be jeopardized.

WE HAVE NOT YET FULLY EVALUATED THE SYSTEMS OF INTERNAL OR DISCLOSURE CONTROLS RELIED UPON BY BERLINER COMMUNICATIONS, AND NOW, BCI; NEVERTHELESS, WE EXPECT CHANGES AND IMPROVEMENTS TO BE NECESSARY

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Effective disclosure controls are necessary for us to accurately describe our business operations, the risks related thereto and otherwise timely comply with our obligations as a public company. To date, we have not yet fully evaluated the systems of internal or disclosure controls relied upon by Berliner Communications, and now, BCI. Nevertheless, we expect that changes, and perhaps significant ones, will be necessary for us to conclude that the systems of our combined operations are effective. As a result, we can provide no assurances that the current systems of internal or disclosure controls have or could detect every error or instance of fraudulent conduct, including, without limitation, an error or instance of fraudulent conduct that could have a material adverse impact on our operations or results. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet reporting obligations. Inadequate controls could also cause investors, creditors, employees, vendors and others to lose confidence in us, our reported financial information or our publicly available disclosures.

BERLINER COMMUNICATIONS HAS A HISTORY OF LOSSES AND WE ANTICIPATE THAT OUR COMBINED OPERATIONS WILL GENERATE EVEN LARGER LOSSES

With the exception of a one-time gain on the extinguishment of a debt, Berliner Communications has incurred net losses for the years ended December 31, 2002, 2003, and 2004. Berliner Communications incurred a net loss in 2002 in the amount of $5,106,793. Berliner Communications did have net income of $5,438,890 for the year ended December 31, 2003, but it resulted from a gain on the extinguishment of a debt of $7,171,119. For the year ended December 31, 2004, Berliner Communications incurred a loss of $836,832. At December 31, 2004, it had an accumulated deficit of approximately $9,859,597. When combined with our operations, BCI could experience even greater losses. Among other things, our status as a public company will increase significantly the operating costs to be borne by BCI. We anticipate that our combined businesses will generate operating losses until

BCI is successful in generating significant additional revenues to support our level of operating expenses. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase, perhaps materially, in the future.

IF THE PERCENTAGE OF BCI REVENUES DERIVED FROM CONSTRUCTION-RELATED ACTIVITIES INCREASES, OUR GROSS MARGINS MAY SUFFER

Berliner Communications has historically earned lower relative gross margins on engineering and construction-related activities. It typically performs its own network design-related, site acquisition-related services and hires subcontractors to perform engineering and construction services under its direct management. Subcontracted work generally carries lower profit margins than self-performed work. If the proportion of construction-related services BCI delivers increases, then its gross margins and net income may suffer.

IN ANY GIVEN YEAR, BCI DERIVES A SIGNIFICANT PORTION OF ITS REVENUES FROM A LIMITED NUMBER OF PROJECTS, AND, IF IT IS UNABLE TO REPLACE SUCH JOBS UPON COMPLETION, IT WOULD HAVE A SIGNIFICANT DECREASE IN ITS REVENUES, WHICH WOULD NEGATIVELY IMPACT OUR OPERATING RESULTS

Berliner Communications has derived, and we believe that BCI will continue to derive, a significant portion of revenues in any given year from a limited number of projects. As these projects wind down to completion, BCI must replace such jobs with new projects. BCI’s inability to replace such revenues would cause a significant decrease in its revenues and negatively affect our operating results.

BCI GENERATES A SUBSTANTIAL PORTION OF ITS REVENUES FROM A LIMITED NUMBER OF CUSTOMERS, AND IF ITS RELATIONSHIPS WITH SUCH CUSTOMERS WERE HARMED, ITS BUSINESS WOULD SUFFER

For the years ended December 31, 2003, and 2004, Berliner Communications derived 84% and 94%, respectively, of its total revenues from its four and nine largest customers, respectively. We believe that a limited number of clients will continue to be the source of a substantial portion of BCI’s revenues for the foreseeable future. Key factors in maintaining BCI’s relationships with such customers include, for example, its performance on individual contracts and the strength of its professional reputation. To the extent that BCI’s performance does not meet client expectations, or its reputation or relationships with one or more key customers are impaired, our revenues and operating results could be materially harmed.

IF WE EXPERIENCE DELAYS AND OR DEFAULTS IN CUSTOMER PAYMENTS, WE COULD BE UNABLE TO RECOVER ALL EXPENDITURES

Because of the nature of BCI’s contracts, at times it commits resources to projects prior to receiving payments from its customer in amounts insufficient to cover expenditures on client projects as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations.

MANY OF BCI’S CUSTOMERS FACE DIFFICULTIES IN OBTAINING FINANCING TO FUND THE EXPANSION OF THEIR WIRELESS NETWORKS, WHICH MAY REDUCE DEMAND FOR ITS SERVICES

Due to the general downturn in the financial markets since 2000, and specifically within the telecommunications sector, many of BCI’s customers or potential customers have had and may continue to have trouble obtaining financing to fund the expansion or improvement of their wireless networks. Some customers have also found it difficult to predict demand for their products and services. Most vulnerable are customers that are new licensees and wireless service providers who have limited sources of funds from operations or have business plans that are dependent on funding from the capital markets. In addition, many of BCI’s customers have slowed or postponed deployment of new networks and development of new products, which reduces the demand for its services.

IF BCI IS UNABLE TO COLLECT RECEIVABLES FROM ITS SMALLER CUSTOMERS, OUR OPERATING RESULTS MAY BE MATERIALLY HARMED

BCI frequently performs services for smaller or development-stage customers that carry a higher degree of financial risk for us. Its customers have been and may continue to be affected by the tightening of available credit and the general economic slowdown. As a result of such conditions, BCI’s customers may be unable to pay, or may delay payment, for services performed for them. If we are not able to collect amounts owed to us by BCI’s customers, we may be required to write off significant accounts receivable and recognize bad debt expense. Our operating results may be materially harmed if we are not able to collect amounts due from our customers.

NEW TECHNOLOGIES MAY REDUCE THE DEMAND FOR BCI’S SERVICES

The technology relating to the wireless industry changes rapidly. If technologies develop that compete with current technologies, but do not require the services BCI provides, its revenues could decrease and we could cease to be commercially viable.

FURTHER DELAYS IN THE ADOPTION AND DEPLOYMENT OF NEXT GENERATION WIRELESS NETWORKS COULD NEGATIVELY AFFECT THE DEMAND FOR BCI’S SERVICES AND ITS ABILITY TO GROW OUR REVENUES

Wireless service providers may continue to delay their development of next generation technology if, among other things, they expect slow growth in the adoption of such technology, reduced profitability due to price competition for subscribers or regulatory delays. For example, even though wireless service providers have made substantial investments worldwide in acquiring 3G licenses, many providers have delayed deployment of 3G networks.

Since we expect that a substantial portion of our growth will be derived from BCI’s services related to new technologies, further delays in the adoption and deployment of these technologies, such as 3G, would negatively affect the demand for its services and our ability to grow our revenues.

BCI BEARS THE RISK OF COST OVERRUNS IN SOME OF ITS CONTRACTS

BCI conducts its business under various types of contractual arrangements. In terms of dollar-value, a majority of BCI’s contracts are guaranteed maximum or lump sum contracts, where it bears a significant portion of the risk for cost overruns. Under such contracts, prices are established, in part, on cost and scheduling estimates, which are based on a number of assumptions, including, without limitation, assumptions about future economic conditions, prices and availability of labor, equipment and materials and other exigencies. If those estimates prove inaccurate, or circumstances change, cost overruns may occur, and BCI could experience reduced profits or, in some cases, a loss for that project.

IF BCI GUARANTEES THE TIMELY COMPLETION OR PERFORMANCE STANDARDS OF A PROJECT, IT COULD INCUR SIGNIFICANT, ADDITIONAL COSTS

In some instances and in many of its fixed-price contracts, BCI guarantees a customer that it will complete a project by a scheduled date. It sometimes provides that the project, when completed, will also achieve certain performance standards. If it subsequently fails to complete the project as scheduled, or if the project falls short of guaranteed performance standards, it may be held responsible for cost impacts to the client resulting from any delay or the costs to cause the project to achieve such performance standards. In some cases, where it fails to meet those performance standards, it may also be subject to agreed-upon liquidated damages. To the extent that those events occur, the total costs of the project would exceed the original estimate, and BCI could experience reduced profits or, in some cases, a loss for that project.

THE NATURE OF ITS ENGINEERING AND CONSTRUCTION BUSINESS EXPOSES BCI TO POTENTIAL LIABILITY CLAIMS AND CONTRACT DISPUTES THAT MAY NEGATIVELY AFFECT ITS RESULTS OF OPERATIONS

BCI engages in engineering and construction activities for wireless networks where design, construction or systems failures can result in substantial injury or damage to third parties. Any liability in excess of its insurance limits at locations engineered or constructed by it could result in significant liability claims against us, which claims may negatively affect our results of operations, perhaps materially. In addition, if there is a customer dispute regarding BCI’s performance of project services, the customer may decide to delay or withhold payment to us. If we were ultimately unable to collect on these payments, our results of operations would be negatively impacted, perhaps materially.

BCI MAINTAINS A WORKFORCE BASED UPON CURRENT AND ANTICIPATED WORKLOADS. IF IT DOES NOT RECEIVE FUTURE CONTRACT AWARDS OR IF THESE AWARDS ARE DELAYED, SIGNIFICANT COSTS MAY RESULT

Our estimates of future performance depend on, among other matters, whether and when BCI will receive certain new contract awards. While our estimates are based upon our good faith judgment, they can be unreliable and may frequently change based on newly available information. In the case of our larger projects where timing is often uncertain, it is particularly difficult to project whether and when BCI will receive a contract award. The uncertainty of contract award timing can present difficulties in matching our workforce size with our contract needs. If an expected contract award is delayed or not received, we could incur costs resulting from reductions in staff or redundancy of facilities that would have the effect of negatively impacting our operating performance.

BCI MAY NOT BE ABLE TO HIRE OR RETAIN A SUFFICIENT NUMBER OF QUALIFIED ENGINEERS AND OTHER EMPLOYEES TO MEET ITS CONTRACTUAL COMMITMENTS OR MAINTAIN THE QUALITY OF ITS SERVICES

As a service business, BCI’s ultimate success depends significantly on its ability to attract, train and retain engineering, system deployment, managerial, marketing and sales personnel who have excellent technical and interpersonal skills. Competition for employees with the required range of skills fluctuates, depending on customer needs, and can be intense, particularly for radio frequency engineers. At times, BCI has had difficulty recruiting and retaining qualified technical personnel to properly and quickly staff large customer projects. In addition to recruitment difficulties, it must fully and properly train its employees according to its customers’ technology requirements and deploy and fully integrate each employee into its customers’ projects. Increased competition in the wireless industry is increasing the level of specific technical experience and training required to fulfill customer-staffing requirements. This process is costly and resource constraints may impede our ability to quickly and effectively train and deploy all of the personnel required to staff a large project.

INTENSE COMPETITION IN THE ENGINEERING AND CONSTRUCTION INDUSTRY COULD REDUCE BCI’S MARKET SHARE

BCI serves markets that are highly competitive and in which a large number of multinational companies compete. In particular, the engineering and construction markets are highly competitive and require substantial resources and capital investment in equipment, technology and skilled personnel. Competition also places downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our operating performance.

PAST AND FUTURE ENVIRONMENTAL, SAFETY AND HEALTH REGULATIONS COULD IMPOSE ON US SIGNIFICANT ADDITIONAL COSTS THAT NEGATIVELY AFFECT OUR OPERATIONS

BCI’s operations are subject to numerous environmental laws and health and safety regulations. Its projects can involve the handling of hazardous and other highly regulated materials, which, if improperly handled or disposed of, could subject us to civil and criminal liabilities. It is impossible to reliably predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to BCI’s future operations.

BCI IS VULNERABLE TO THE CYCLICAL NATURE OF THE MARKETS IT SERVES

The demand for BCI’s services and products is dependent upon the existence of projects with engineering, procurement, construction and management needs. The telecommunications market, where BCI principally competes, is particularly cyclical in nature. Such industries have historically been and will continue to be vulnerable to general downturns and are cyclical in nature. As a result, Berliner Communications’ past results have varied considerably and BCI’s performance may continue to be volatile, depending upon the demand for future projects in the industry.

BCI MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN ITS QUARTERLY RESULTS AS A RESULT OF UNCERTAINTIES RELATING TO ITS ABILITY TO GENERATE ADDITIONAL REVENUES, MANAGE EXPENDITURES AND OTHER FACTORS, CERTAIN OF WHICH ARE OUTSIDE OF OUR CONTROL

The quarterly and annual operating results of Berliner Communications have varied considerably in the past, and BCI’s operating results are likely to do so as well, due to a number of factors, including, without limitation, those listed in this section. Many of the factors are outside our control and include, without limitation, the following:

•	financing provided to potential customers;

•	service and price competition;

•	the commencement, progress, completion or termination of contracts during any particular quarter;

•	the availability of equipment to deploy new technologies, such as 3G and broadband;

•	the growth rate of wireless subscribers, which has a direct impact on the rate at which new cell sites are developed and built; and

•	telecommunications market conditions and economic conditions generally.

Due to these factors, BCI’s results for a particular quarter, and therefore, our combined results for that same period, may not meet the expectations of investors, which could cause the price of our common stock to decline significantly.

BECAUSE BERLINER COMMUNICATIONS HAS EXPERIENCED, AND BCI EXPECTS TO CONTINUE TO EXPERIENCE, LONG SALES CYCLES, WE EXPECT TO INCUR SIGNIFICANT COSTS TO GENERATE NEW BUSINESS AND BCI’S CUSTOMER BASE MAY NOT EXPERIENCE GROWTH COMMENSURATE WITH SUCH COSTS

Historically, purchases of Berliner Communication’s services by customers often entailed a lengthy decision-making process for the customer. Selecting wireless network deployment services involves substantial costs and has strategic implications. Senior management of the customer is often involved in this process, given the importance of the decision, as well as the risks faced by the customer if the services do not meet the customer’s particular needs. BCI may expend substantial funds and effort to negotiate agreements for these services, but may ultimately be unable to consummate agreements for services and expand its customer base. As a result of its lengthy sales cycles, we expect to continue to incur relatively high costs to generate new business for BCI.

BEING A PUBLIC COMPANY WILL INCREASE SIGNIFICANTLY BCI’S ADMINISTRATIVE COSTS

Because it is an operating subsidiary of a public company, BCI will incur significant legal, accounting and other expenses that Berliner Communications did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. These new rules and regulations will increase significantly the legal and financial compliance costs for BCI, and will make some activities more time consuming and costly. For example, we may be required to add additional independent directors, re-staff several board committees, adopt additional internal controls and disclosure controls and procedures, adopt a new insider trading policy and a code of ethics, and we will continue to have all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

FORWARD-LOOKING STATEMENTS

“Forward-looking” statements appear throughout this report. We have based these forward-looking statements on our current expectations and projections about future events. The important factors listed in our Annual Report on Form 10-K for our fiscal year ended June 30, 2004 (the “Annual Report”), as well as in our quarterly reports on Form 10-Q for the periods ended September 30, 2004, and December 31, 2004, under the heading entitled “Business Considerations,” as well as all other cautionary language in this report, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in these “forward-looking” statements. It is important to be aware that the occurrence of the events described in these considerations and elsewhere in this report and in our Annual Report could have an adverse effect on the business, results of operations or financial condition of the entity affected.

Forward-looking statements in this report include, without limitation, statements regarding:

•	our financial condition and strategic direction:

•	our ability to continue as a going concern;

•	our future capital requirements and our ability to satisfy our capital needs;

•	our ability to monetize or capitalize on our interest in Paciugo;

•	the potential generation of revenue resulting from our acquisition of the Berliner Assets.

•	BCI’s ability to adequately staff its service offerings;

•	opportunities for BCI from new and emerging wireless technologies;

•	our discussions with Presidential, or some other lender, to obtain additional financing;

•	our growth strategy for BCI;

•	trends in the wireless telecommunications industry;

•	key drivers of change in BCI’s business;

•	BCI’s position in the wireless telecommunications industry;

•	BCI’s competitive position; and

•	other statements that contain words like “believe,” “anticipate,” “expect” and similar expressions are also used to identify forward-looking statements.

It is important to note that all of our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as (and in no particular order):

•	risks inherent in our ability to continue as a going concern;

•	risks associated with competition in the wireless telecommunications sector we entered with the acquisition of the Berliner Assets;

•	risks associated with our ability to monetize or capitalize on our interest in Paciugo;

•	risks that we will not be able to generate positive cash flow with the acquisition of the Berliner Assets;

•	BCI’s function as an early stage company;

•	risk that we may not be able to obtain additional financing from Presidential or any other lender;

•	risks associated with Berliner Communication’s history of losses;

•	risks related to a concentration in revenues from a small number of customers;

•	risks that BCI will not be able to take advantage of new and emerging wireless technologies; and

•	risks that BCI will be unable to adequately staff its service offerings.

This list is only an example of the risks that may affect the forward-looking statements. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, without limitation, those discussed elsewhere in this Current Report, and particularly in our Annual Report under the heading “Business Considerations.” It is important not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date of this report. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Current Report or the Annual Report, respectively.

EXECUTIVE OFFICERS AND DIRECTORS

As of April 15, 2005, our executive officers and the members or our board of directors (the “Board”), along with their respective ages, were as follows:

NAME	AGE	POSITION
Richard B. Berliner	51	Chief Executive Officer, Chairman of the Board, and Class II Director*

Steven W. Caple	39	President and General Counsel

Patrick G. Mackey	58	Senior Vice President and Chief Financial Officer

Ralph R. Ianuzzi, Jr.	47	Class III Director*

Peter J. Mixter	53	Class I Director*

Mehran Nazari	44	Class I Director*

John Stevens Robling, Jr.	54	Class II Director*

Barrett N. Wissman	42	Class III Director*

*	Our Board is divided into three classes, with our Class I Directors serving until our 2006 Annual Meeting of Stockholders, our Class II Directors serving until our 2007 Annual Meeting of Stockholders, and our Class III Directors serving until our 2005 Annual Meeting of Stockholders.

Richard B. Berliner, 51, has been one of our directors, and our Chief Executive Officer and Chairman of the Board since February 18, 2005. He has been the Chief Executive Officer and Chairman of the Board of Berliner Communications since 1995. He previously served as Executive Vice President of Communications Development Systems and responsible for managing sales, marketing and customer activities for construction services to wireless carriers. Mr. Berliner also held multiple senior executive positions with AAT Communications, Inc., a communications-oriented property management firm, and Drive Phone, Inc., a major distributor of wireless telephones and services. He received a Bachelor of Arts degree from Rutgers College.

Steven W. Caple, 39, is our President, an additional role he assumed on January 24, 2003. He previously served in the capacities of Senior Vice President, General Counsel and Secretary and Vice President of Legal Affairs. Mr. Caple joined us from GTE Corporation (now known as Verizon Communications, Inc.), where he was an Assistant General Counsel. Prior to GTE, he served as Assistant General Counsel for Chancellor Media Corporation (now known as Clear Channel Communications, Inc.). Mr. Caple joined Chancellor Media from Marcus Cable, LP (now known as Charter Communications, Inc.), where he also was Assistant General Counsel. Prior to Marcus Cable, Mr. Caple practiced law with the firm of Patton, Haltom, Roberts, McWilliams & Greer. He received his Bachelor of Arts degree from the University of Texas at Dallas and his Doctor of Jurisprudence degree, cum laude, from the University of Arkansas, where he also served as Managing Editor of the Arkansas Law Review.

Patrick G. Mackey, 58, is our Senior Vice President and Chief Financial Officer, a role he assumed on February 18, 2005. He previously served as our Senior Vice President of Accounting and Administration. Mr. Mackey was

formerly the Executive Vice President and Chief Financial Officer of Internet Global Services, Inc., one of our subsidiaries. From December 1998 to March 2000, he was a partner with Tatum CFO Partners, LLP, which assigned him to the Internet Global account. Mr. Mackey was an independent financial consultant from July 1996 to December 1998 working with various start-up companies in the healthcare and software industries. From January 1990 to July 1996, he was a founder and Executive Vice President, Chief Financial Officer and Chief Operating Officer of MultiTechnology Services, Inc., a provider of telephony and cable television in multi-family residential communities. Mr. Mackey received his Bachelor of Science degree in accounting from Louisiana Tech University and is a Certified Public Accountant.

Ralph R. Ianuzzi, Jr., 47, has been one of our directors since February 18, 2005. He is a private investor who has managed several family-owned partnerships and investments since 1997. From 1988 to 1997, Mr. Ianuzzi was Executive Director of Blenheim Group, PLC, a publicly held trade show and media company in London, England, as well as serving as Executive Chairman of the Board of Directors of its wholly owned subsidiary, Blenheim Group, USA, Inc. He is also a director of Berliner Communications.

Peter J. Mixter, 53, has been one of our directors since July 9, 2004. He is a private investor. Mr. Mixter previously served as Managing Director of the Healthcare Corporate Finance Group and as a member of the Global Healthcare Management Committee for Lehman Brothers, Inc. While at Lehman Brothers, he participated in numerous healthcare-related mergers and acquisitions, public and private equity offerings, and debt issuances. Prior to joining Lehman Brothers, Mr. Mixter served as a served as Assistant Secretary and Lending Officer for the New England Division of Manufacturers Hanover Trust Company, Inc. He received a Bachelor of Arts degree from the University of Vermont and a Master of Business Administration degree from Columbia University.

Mehran Nazari, 44, has been the President and Chief Operating Officer of Advanced Generation Telecom Group, Inc., a wireless and telecommunications consulting and strategic planning company since 2001. From 2000 to 2001, he was Director of Engineering of Kurtis & Associates, PLC, another wireless and telecommunications consulting and strategic planning company. Mr. Ianuzzi is also a director of Berliner Communications. He received a Bachelor of Science degree from George Washington University.

John Stevens Robling, Jr., 54, has been one of our directors since June 5, 2001. He is Managing Director of the Liati Group. He also served in various capacities, including as our Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, from September 22, 1999, through August 31, 2000. Prior to his appointment to these positions, Mr. Robling was Chief Financial Officer of AxisTel Communications, Inc., one of our subsidiaries, and Gemini Voice Solutions, Inc., one of our minority interests. Before joining AxisTel in 1998, Mr. Robling was an independent financial advisor and specialized in offering private equity investment services to various clients. From 1992 to 1997, Mr. Robling was a principal, board member and investment committee member of Hamilton Lane Advisors, Inc., a private equity consulting firm headquartered in Philadelphia. Prior to joining Hamilton Lane, Mr. Robling was a Vice President at Lazard Freres & Co., LLC in its International and Mergers and Acquisitions Departments. He was also a member of the Country Advisory Group, an informal partnership among Lazard Freres, S.G. Warburg, Inc. and Lehman Brothers, Inc., which advised the sovereign governments of developing countries. In connection with these engagements, Mr. Robling provided financial advisory services to national telecommunications authorities and multi-national telecommunications companies. Mr. Robling received a Bachelor of Arts degree, with distinction, from Georgetown University and a Master of Business Administration degree from the University of Chicago.

Barrett N. Wissman, 42, has been one of our directors since September 22, 1999. He served as Chief Executive Officer from September of 1999 through April of 2000 and President from September of 1999 until January of 2003, at which time Mr. Wissman resigned as an officer and accepted the position of non-executive Chairman of the Board, a position he held until February 18, 2005. He manages several financial management and investment advisory companies. Mr. Wissman holds Bachelor of Arts degrees, cum laude, in economics and political science from Yale University and a Master of Arts degree in music from Southern Methodist University.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board. The Board interacts with management and meets on a regular basis during our fiscal year to review significant developments affecting us and to act on matters requiring

Board approval. It also holds special meetings or acts by unanimous written consent when an important matter requires Board action between scheduled meetings.

Pursuant to the terms of the Purchase Agreement, we expanded our Board from four to six members, and appointed Richard B. Berliner, Ralph R. Ianuzzi, Jr., and Mehran Nazari to fill the vacant seat and the two newly created positions. The board is currently comprised of Richard B. Berliner, Ralph R. Ianuzzi, Peter J. Mixter, Mehran Nazari, John Stevens Robling, Jr. and Barrett N. Wissman. Messrs. Mixter and Robling are considered by us to be “independent” as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers Manual (“Rule 4200(a)(15)”). Mr. Berliner serves as Chairman of the Board.

The Board has established an Audit Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of that committee and its current members are set forth below.

The Audit Committee recommends to the Board the appointment of the firm selected to serve as the independent auditor for us and our subsidiaries and monitors the performance of any such firm. It also reviews and approves the scope of the audit and evaluates, with the independent auditor, our audit and annual financial statements, reviews with management the status of internal accounting controls, evaluates issues having a potential financial impact on us, which may be brought to the Audit Committee’s attention by management, the independent auditors, or the Board and evaluates our public financial reporting documents. The Audit Committee currently includes Peter J. Mixter, Mehran Nazari and John Stevens Robling, Jr. Mr. Robling currently serves as Chairman of the Audit Committee. Mr. Robling also serves as the Audit Committee’s financial expert.

We do not currently have an Executive Committee, a Compensation Committee or a Nominating Committee. Due to the current size and composition of the Board, the functions customarily attributable to an Executive Committee, a Compensation Committee and a Nominating Committee are performed by the Board as a whole. Our Board believes that it is not necessary at present to have a standing Nominating Committee or a charter with respect to the nomination process because the size and composition allow it to adequately identify and evaluate qualified candidates for directors. However, our Board may consider appointing such a committee in the future. Currently, each of our directors participates in the consideration of director nominees, and the evaluation of candidates on the bases of financial literacy, industry knowledge, relevant experience, stockholder status, moral character, Rule 4200(a)(15) independence and willingness and ability to serve. Aside from the foregoing qualities, the Board does not have a minimum set of qualifications that must be met by nominees. We have not yet adopted a code of ethics for senior executives because of our lack of operations prior to the Acquisition and the size and the anticipated additions to our management team as a result of the Acquisition. However, we anticipate doing so within the next 12 months.

COMPENSATION OF DIRECTORS

Each independent director receives $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by conference call, with the exception of members of the Audit Committee, who receive $750 for each meeting attended by conference call. In addition, each independent director receives a $5,000 annual stipend. Barrett N. Wissman, our former Chairman of the Board, received a $100,000 annual stipend, which we paid in 12 monthly installments. However, since Mr. Wissman resigned from that position in connection with the Acquisition, the final payment was made to him on March 31, 2005. We do not pay such a stipend to Richard B. Berliner, as our new Chairman of the Board, because he is compensated as one of our executive officers. Historically, each director has received an annual award of 25,000 fully vested stock options. However, in light of the fact that we are still in the process of completing the Recapitalization Event, no options have been awarded to our directors in 2005.

BOARD AND COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2004, and during the period from July 1, 2004, through April 15, 2005, compensation matters were handled by the Board as a whole, and no member of the Board was an officer or employee other than Barrett N. Wissman, who served as our non-executive Chairman of the Board through February 18, 2005, and Richard B. Berliner, who was appointed as our Chief Executive Officer and Chairman of the Board on February 18, 2005. With the exception of Mr. Berliner, Mehran Nazari and Ralph R. Ianuzzi, Jr., who are members of the Board of Directors of Berliner Communications, and as such, are each in a position to approve officer and director compensation for both us and for Berliner Communications, no member of our Board or any committee serves as a member of any Board of Directors or Compensation Committee of any other company or entity that has one or more of its executive officers serving as a member of our Board or any committee.

EMPLOYMENT AGREEMENTS

Steven W. Caple. Mr. Caple currently serves as our President and General Counsel. On October 5, 2001, we entered into a retention agreement with Mr. Caple, whereby he received an annual base salary of $130,000 and two mandatory bonuses of not less than $30,000 each, which were payable in April and October of each year, to stay on as our Senior Vice President, General Counsel and Secretary. When Mr. Caple was appointed to the additional position of President on January 24, 2003, his compensation was changed to an annual base salary of $190,000, with increases and awards of bonuses at the discretion of the Board. He was granted options to purchase 60,000 shares of Common Stock under the 1999 Omnibus Securities Plan. These options have an exercise price of $16.88 per share and vested as follows: 20,000 vested on June 26, 2001; 20,000 vested on June 26, 2002; and 20,000 vested on June 26, 2003. In addition, Mr. Caple was granted options to purchase 60,000 shares of Common Stock under the 2001 Equity Incentive Plan. These options have an exercise price of $4.63 per share and vested as follows: 15,000 vested on June 26, 2001; 15,000 vested on June 26, 2002; 15,000 vested on June 26, 2003; and 15,000 vested on June 26, 2004. Finally, Mr. Caple was granted options to purchase an additional 500,000 shares of Common Stock under the 1999 Omnibus Plan. These options have an exercise price of $0.055 per share and vest as follows: 125,000 shares vested on February 21, 2003; 125,000 vested on February 21, 2004; and the remaining 250,000 shares vested on February 18, 2005. If we terminate Mr. Caple’s employment without cause or he terminates his employment with good reason, Mr. Caple will be entitled to the cash equivalent of his salary for six months.

Patrick G. Mackey. Mr. Mackey currently serves as our Senior Vice President and Chief Financial Officer, a position he assumed on February 18, 2005. He previously served as our Senior Vice President of Accounting and Administration. On March 10, 2000, we entered into an employment agreement with an initial term expiring on March 10, 2004. The agreement automatically renews for successive 12-month periods unless either party gives the other party written notice of non-renewal at least 90 days before the end of the then current employment term. Mr. Mackey receives an annual base salary of $180,000, with increases and awards of bonuses at the discretion of the Board. Mr. Mackey was granted options to purchase 250,000 shares of Common Stock under the 1999 Omnibus Securities Plan. These options have an exercise price of $28.50 per share and vested as follows: 83,334 vested on March 16, 2001; 83,333 vested on March 16, 2002; and 83,333 vested on March 16, 2003. In addition, Mr. Mackey was granted an option to purchase 250,000 shares of Common Stock under the 2001 Equity Incentive Plan. These options have an exercise price of $4.63 per share and vested as follows: 62,500 vested on March 16, 2001; 62,500 vested on March 16, 2002; 62,500 vested on March 16, 2003; and 62,500 vested on March 16, 2004. Finally, Mr. Mackey was granted options to purchase an additional 500,000 shares of Common Stock under the 1999 Omnibus Plan. These options have an exercise price of $0.055 per share and vest as follows: 125,000 shares vested on February 21, 2003; 125,000 vested on February 21, 2004; and the remaining 250,000 shares vested on February 18, 2005. If we terminate Mr. Mackey’s employment without cause or he terminates his employment for good reason, Mr. Mackey will be entitled to the cash equivalent of his salary for six months.

Barrett N. Wissman. We entered into an employment agreement with Mr. Wissman, whereby he served as our President and received an annual base salary of $190,000. The agreement commenced on April 3, 2000, and was to expire on April 2, 2004. However, it was modified, effective December 31, 2002, to reflect Mr. Wissman’s resignation as President and appointment as Chairman of the Board, a position that had been vacant since Jeffrey A. Marcus resigned on June 5, 2001. Pursuant to the modification, Mr. Wissman received annual compensation as a director of $100,000, and the agreement was terminable by either Mr. Wissman or the Board, upon the delivery by either party of thirty days prior written notice. In light of Mr. Wissman’s resignation as our Chairman of the Board, effective February 18, 2005, this agreement terminated as of February 18, 2005. He was granted options to purchase 1,400,000 shares of Common Stock. These options have an exercise price of $23.00 per share and vested as follows: 350,000 vested on July 2, 2000; 350,000 vested on April 2, 2001; 350,000 vested on April 2, 2002; and 350,000 shares vested on April 2, 2003. In addition, we granted Mr. Wissman options to purchase 1,400,000 shares of Common Stock under the 2001 Equity Incentive Plan. These options have an exercise price of $4.63 per share and vested as follows: 350,000 shares vested on January 10, 2001; 350,000 vested on April 2, 2001; 233,333 vested on April 2, 2002; 233,333 vested on April 2, 2003; and 233,334 vested on April 2, 2004. Finally, Mr. Wissman was granted options to purchase 150,000 shares of Common Stock under the 1999 Omnibus Plan. These options are fully vested, and 100,000 of them have an exercise price of $10.00 per share, 25,000 have an exercise price of $ .055 per share and 25,000 have an exercise price of $0.027.

Richard B. Berliner. Although we currently do not have an employment agreement with Mr. Berliner, he was appointed as our Chief Executive Officer and Chairman of the Board on February 18, 2005. His contractual status will be a topic at a future meeting of our Board. Mr. Berliner currently receives an annual base salary of $200,000 and an annual automobile allowance of $12,000.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation awarded of those persons (i) who served or acted as our principal executive officer, (ii) who were the Company’s other four most highly compensated executive officers and (iii) two persons who would have been one of the most highly compensated executive officers had they been employed by us as of June 30, 2004 (the “Named Executive Officers”) for the past three fiscal years.

		ANNUAL COMPENSATION
					LONG TERM
					COMPENSATION
				OTHER	SECURITIES
				ANNUAL	UNDERLYING		OTHER
				COMPEN-	OPTIONS/		COMPEN-
NAME	YEAR	SALARY ($)	BONUS	SATION	SARS (#)		SATION (4)
Richard B. Berliner (1)	2004	—	—	—	—		—
Chairman and Chief Executive Officer	2003	—	—	—	—		—
	2002	—	—	—	—		—

Steven W. Caple	2004	190,000	—	—	—		9,959
President and General Counsel	2003	160,000	45,000	—	500,000	(2)	7,321
	2002	127,500	30,000	—	—		—

Patrick G. Mackey	2004	180,000	—	—	—		25,938
Senior Vice President	2003	180,000	—	—	500,000	(2)	19,310
and Chief Financial Officer	2002	180,000	—	—	—		—

Barrett N. Wissman (3)	2004	—	—	100,000	25,000	(2)	9,315
Former Chairman and Former President	2003	95,000	—	50,000	25,000	(2)	8,635
	2002	190,000	—	—	—		—

(1)	Mr. Berliner was appointed as our Chairman and Chief Executive Officer on February 18, 2005. He currently receives an annual salary of $200,000 and an annual automobile allowance of $12,000.

(2)	Represents stock options granted under the 1999 Omnibus Plan.

(3)	Mr. Wissman resigned as our President, effective on December 31, 2002, and began serving as our Chairman, commencing on January 1, 2003. The compensation reported in the table for 2003 includes $95,000 for his services as President and $50,000 for his services as Chairman. In 2004, Mr. Wissman was paid $100,000 for his services as Chairman.

(4)	Represents payments made by us for health and life insurance premiums and allocations of forfeitures in the Company’s 401(k) plan for the years ended June 30, 2003, and 2004, respectively.

OPTION GRANTS DURING FISCAL YEAR 2004

We have never granted any stock appreciation rights (“SARs”). No options to acquire shares of Common Stock were granted to the Named Executive Officers during the fiscal year ended June 30, 2004.

AGGREGATED OPTION EXERCISES AND OPTION VALUES

There were no options exercised by the Named Executive Officers during the fiscal year ended June 30, 2004, and through April 15, 2005, and none of the outstanding options were in-the-money as of the later date. The following table describes the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers as of April 15, 2005.

			NUMBER OF SECURITIES
			UNDERLYING UNEXERCISED		VALUE OF
	SHARES		OPTIONS/SARS AT FISCAL		UNEXERCISED
	ACQUIRED		YEAR END (#)		IN THE MONEY
	ON	VALUE			OPTIONS/SAR AT
NAME	EXERCISE	REALIZED	EXERCISABLE	UNEXERCISABLE	FISCAL YEAR END
Richard B. Berliner (1)	—	—	—	—	—

Steven W. Caple	—	—	620,000	—	—

Patrick G. Mackey	—	—	1,000,000	—	—

Barrett N. Wissman	—	—	2,950,000	—	—

(1)	Mr. Berliner was appointed as our Chairman and Chief Executive Officer on February 18, 2005. He does not currently have any options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires that our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership of Common Stock with the Commission. Such persons are required by applicable regulations to furnish us with copies of all Section 16(a) reports that they file. To our knowledge, based solely on the review of the copies of such reports furnished to us, all of our directors, officers and 10% stockholders have complied with the applicable Section 16(a) reporting requirements for the fiscal year ended June 30, 2004, except for the late filing of a Form 3 and a Form 4 for Peter J. Mixter, due to a delay in the receipt of electronic filing codes, and a Form 4 for each of Barrett N. Wissman, John Stevens Robling, Jr. and Russell W. Beiersdorf, a former director, due to certain strategic efforts of ours that were underway at the time of their annual stock option grants.

INTEREST OF CERTAIN PERSONS

Richard B. Berliner is our Chief Executive Officer and Chairman of the Board. He also is the President, Chief Executive Officer, Chairman of the Board, and holder of approximately 31% of the common stock of Berliner Communications. Berliner Communications currently holds 73.8% of our Common Stock and controls 98.7% of our voting power. For more information regarding stock ownership, refer to Item 2.01 of this Current Report under the section entitled “Change of Control.” Mr. Berliner is also a party to a voting agreement, whereby he can exercise 64% or more of the voting securities of Berliner Communications towards the appointment of his designees to the Board of Berliner Communications. Ralph R. Ianuzzi, Jr. and Mehran Nazari are not only members of our Board, but also of the Board of Berliner Communications, and serve as Mr. Berliner’s designees. Mr. Ianuzzi, Jr. also holds 50,000 shares of the common stock of Berliner Communications. Upon the increase in our authorized Common Stock and the conversion of the Preferred Stock, Berliner Communications will increase its Common Stock ownership from 147,875,299 shares to 4,061,344,345 shares or approximately 79.4% of our outstanding Common Stock. As such, Berliner Communications will directly benefit from the adoption of the Charter Amendments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BCI contracts with RBI Real Estate, LLC (“RBI”) for the lease of certain vehicles used in its operations. This contract resulted in payment to RBI in an amount equal to $86,600 during fiscal year 2004. Richard B. Berliner, our Chief Executive Officer and Chairman of the Board, holds a 50% ownership interest in RBI and serves as its Chief Executive Officer. Berliner Communications’ former Chief Operating Officer holds the other 50% ownership interest in RBI.

CHANGE OF CONTROL

As a result of us entering into the Purchase Agreement, a change of control occurred. As consideration for BCI’s acquisition of the Berliner Assets, we issued to Berliner Communications 147,676,299 newly issued and non-assessable shares of our Common Stock and 3,913,669 newly issued and non-assessable shares of our Series E Preferred Stock. For more information on the transaction, refer to Item 201 of this Current Report under the section entitled “Strategic Combination.” Consequently, Berliner Communications now holds 73.8% of our Common Stock and 100% of our Series E Preferred Stock. The holders of our Common Stock vote as a single class together with the holders of our Series D Preferred Stock and the holder of our Series E Preferred Stock on an as-converted basis. Under those circumstances, Berliner Communications’ ownership represents 98.7% of such voting power. Upon the filing of the Certificate of Amendment (as hereinafter defined) and the adoption of the Charter Amendments (as hereinafter defined), Berliner Communications will hold 4,061,344,345 shares, or approximately 79.4% of our Common Stock, subject to the 1:300 reverse stock split.

Under the terms of the Purchase Agreement, Berliner holds the right to appoint three directors to our Board. On February 18, 2005, we increased the size of our Board from four to six members and appointed Richard B. Berliner, Ralph R. Ianuzzi, Jr. and Mehran Nazari as members to fill the vacant and newly created director seats. Furthermore, in accordance with the terms of the Purchase Agreement, we appointed Mr. Berliner as our Chairman of the Board and as our Chief Executive Officer, effective as of February 18, 2005. The members of our Board immediately prior to the consummation of the Purchase Agreement agreed to resign from their positions on the Board, effective upon the filing of the Charter Amendments (as hereinafter defined) with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of an Information Statement on Schedule 14C to our stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of the April 15, 2005, we had issued and outstanding approximately:

•	200,000,000 shares of issued and outstanding Common Stock, par value $0.00002 per share, held by approximately 1,213 stockholders of record;

•	No shares of issued and outstanding Series A Convertible Preferred Stock, par value $0.00002 per share (the “Series A Preferred Stock”);

•	4,500 shares of issued and outstanding Series B Preferred Stock, par value $0.00002 per share, held by 18 stockholders of record;

•	No shares of issued and outstanding Series C Convertible Preferred Stock, par value $0.00002 per share (the “Series C Preferred Stock”);

•	9,473 shares of Series D Preferred Stock, par value $0.00002 per share, held by two stockholders of record; and

•	3,913,669 shares of Series E Preferred Stock, par value $0.00002 per share, held by one stockholder of record.

Set forth below is information as to each class of our voting securities, together with the number of outstanding shares of each such class and number of votes to which each class is entitled.

	NUMBER OF SHARES	NUMBER OF VOTES TO WHICH
CLASS OF SECURITY	OUTSTANDING	SUCH CLASS IS ENTITLED
Common Stock	200,000,000	—	(1)

Series B Preferred Stock	4,500	4,500

Series D Preferred Stock	9,473	9,473

Series E Preferred Stock	3,913,669	3,913,669

Common Stock, voting together as a class with both the holders of the Series D Preferred Stock, voting on an as-converted basis, and the holders of the Series E Preferred Stock, voting on an as-converted basis.	4,115,021,332	(2)

(1)	The Common Stock does not have the right to vote separately as a class without voting together with the holders of the Series D Preferred Stock and Series E Preferred Stock.

(2)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

VOTING AGREEMENT

One of the conditions of the Purchase Agreement was our delivery of a voting agreement (the “Voting Agreement”) executed by us, Berliner Communications, as a holder of a majority of our Common Stock and as the sole holder of our newly issued Series E Preferred Stock, and the holders of more than 66.67% of our Series B Preferred Stock and Series D Preferred Stock, respectively. A copy of the Voting Agreement is attached as Exhibit 9.2 to this Current Report. Under the terms of the Voting Agreement:

1.	A majority of the Common Stock, voting as a single class with the holders of the Series D Preferred Stock and the Series E Preferred Stock, as well as the holders of the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, each voting as a single class, authorized, and gave us their proxy to vote in their name for the approval of, among other things, the following:

•	the execution of the Purchase Agreement and the transactions contemplated thereby;

•	the adoption of the Certificate of Amendment (as hereinafter defined), which will, among other things, effect a name change, increase the amount of authorized Common and Preferred Stock, and effect a reverse split of the Common and Preferred Stock (for more information regarding the Certificate of Amendment (as hereinafter defined), refer to Item 5.03 of this Current Report under the section entitled “Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year”);

•	the agreements with the holders of the Series B Preferred Stock and Series D Preferred Stock to amend the terms of the Series B Preferred Stock and Series D Preferred Stock as set forth in the Certificate of Amendment (as hereinafter defined); and

•	the immediate conversion of all issued and outstanding shares of Preferred Stock into Common Stock upon the filing of the Certificate of Amendment (as hereinafter defined) with the Delaware Secretary of State (the “Effective Time”).

2.	All of the holders of shares of Series D Preferred Stock agreed that:

•	from and after the date of the closing of the Acquisition, the holders of the Series D Preferred Stock would be deemed to have (i) waived all of future rights, as holders of Series D Preferred Stock, to the quarterly dividends provided for in Section 1 of the Series D Certificate of Designation, and payable after December 31, 2004 (the “Series D Future Dividends”), without affecting their right to receive dividends that have accrued through December 31, 2004, regardless of whether the Series D Future Dividends were payable in cash or stock, and (ii) released us from our obligation to pay the Series D Future Dividends notwithstanding anything to the contrary in the Series D Certificate;

•	for purposes of Section 2.4 of the Certificate of Designation, Preferences and Rights for the Series D Preferred Stock (the “Series D Certificate of Designation”), they (i) acknowledged that the liquidation preference granted to the Series E Preferred Stock that we issued to

Berliner Communications as consideration for the Acquisition would not constitute a liquidation preference greater in amount than the purchase price of the Series E Preferred Stock, plus dividends, if any, accrued but unpaid on such purchase price and (ii) waived any right that they had to challenge or otherwise dispute such a determination; and

•	for purposes of Section 2.3(a) of the Series D Certificate of Designation, we would not be required to treat the issuance of the Series E Preferred Stock to Berliner Communications as a liquidation, dissolution or wind-up of our affairs.

3.	Holders of more than 66.67% of the shares of Series B Preferred Stock and the holders of all of the shares of the Series D Preferred Stock, each voting separately as a class, approved, consented to and agreed with the issuance of the Series E Preferred Stock to Berliner Communications.

4.	Holders of more than 66.67% of the shares of the Series B Preferred Stock, holders of all of the shares the Series D Stock, and holders of all of the shares of the Series E Preferred Stock, each voting separately as a class approved, consented to, and agreed that, regardless of the provisions set forth in the respective certificates of designation for the Series B Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as such provisions exist at the time immediately prior to the Effective Time (and without affecting the obligations of the holders of the Preferred Stock to effect the conversion of the Preferred Stock into Common Stock upon the effectiveness of the Certificate of Amendment), in the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or wind-up of our affairs (including a Deemed Liquidation as defined in the Series D Certificate of Designation), that prior to the holders of the Common Stock receiving any proceeds from such a liquidation event, the holders of the Preferred Stock will share ratably in the collective value of (i) the liquidation preference of the Series B Preferred Stock as of December 1, 2004; (ii) the liquidation preference of the Series D Preferred Stock as of December 31, 2004; and (iii) the agreed-upon liquidation value of the Series E Preferred Stock as designated in the Purchase Agreement in the following percentages: 6.57% to the holders of the Series B Preferred Stock; 13.82% to the holders of the Series D Preferred Stock; and 79.61% to the holders of the Series E Preferred Stock.

5.	Holders of the Series D Preferred Stock agreed that, during the period beginning on the date of the closing of the Acquisition and until the Effective Time, they would exercise their right to designate one of the three members not selected by Berliner Communications to our Board in consultation with the holders of the Series B Preferred Stock. However, they subsequently declined to exercise that right.

6.	We, along with the holders of the Series B Preferred Stock, the Series D Preferred Stock, and Berliner Communications agreed that, for the period beginning on the Effective Time and continuing until the date that the current holders of the Series B Preferred Stock and the Series D Preferred Stock (the “Converted Preferred Stockholders”) collectively hold less than 30% of the shares of Common Stock held by the Converted Preferred Stockholders at the Effective Time, Berliner Communications will nominate for election, vote all shares of our Common Stock that Berliner Communications now holds or will hold in the future for, and otherwise support, one individual designated by the holders of 75% of the Common Stock held by the Converted Preferred Stockholders to our Board, assuming that there are five directors, or such other number of director designees as will equal 20% of the total membership of our Board in the event of any increase. Berliner Communications also agreed not to vote to remove any such director designee unless such removal is requested in writing by holders of 75% of the Common Stock then held by Converted Preferred Stockholders. If any such director designee ceases, for any reason, to serve as a member of our Board during his or her term of office, Berliner Communications also agreed to vote all shares of our Common Stock that Berliner Communications now holds or will hold in the future for the election of such new director designee as will be recommended in writing by the holders of 75% of the Common Stock then held by such Converted Preferred Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of April 15, 2005, by: (i) each person who is a beneficial owner of more than 5% of our Common Stock; (ii) each of our directors; (iii) the Named Executive Officers as such term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each listed stockholder is in care of us at 6440 North Central Expressway, Suite 620, Dallas, Texas 75206. All of the shares indicated in the table below are of Common Stock:

										VOTING POWER OF THE
										COMMON STOCK IF
										VOTING TOGETHER WITH
										THE SERIES D
										PREFERRED STOCK AND
				SERIES B		SERIES D		SERIES E		SERIES E PREFERRED
	COMMON STOCKS (1)			PREFERRED		PREFERRED		PREFERRED		STOCK
	NUMBER			NUMBER		NUMBER		NUMBER		NUMBER
	OF			OF		OF		OF		OF
HOLDERS	SHARES		%	SHARES	%	SHARES	%	SHARES	%	VOTES	%[12]
Richard B. Berliner	147,676,299	(2)	73.8%	—	*	—	*	3,913,669	*	4,061,344,345	98.7%

Steven W. Caple	646,385	(3)	*	—	*	—	*	—	*	646,385	*

Ralph R. Ianuzzi, Jr.	—		*	—	*	—	*	—	*	—	—

Patrick G. Mackey	1,017,157	(4)	*	—	*	—	*	—	*	1,017,157	*

Peter J. Mixter	50,000	(5)	*	—	*	—	*	—	*	50,000

Mehran Nazari	—		*	—	*	—	*	—	*	—	—

John Stevens Robling, Jr.	170,000	(6)	*	—	*	—	*	—	*	170,000	*

Barrett N. Wissman	4,852,659	(7)	2.4%	—	*	—	*	—	*	4,852,659	*

Officers and Directors as a Group (Eight Persons)	154,412,500	(8)(11)	75.5%	—	*	—	*	—	*	4,068,080,546	98.9%

Berliner Communications	147,676,299	(11)	73.8%	—	*	—	*	3,913,669	100%	4,061,344,345	98.7%

Hunt Asset Partners, LP	10,316,200	(9)	5.2%	—	*	—	*	—	*	10,316,200	*

IEO Investments Limited	10,316,200	(10)	5.2%	—	*	—	*	—	*	10,316,200	*

*      Represents less than one percent.

(1)    For purposes of this table, a person is deemed to have beneficial ownership of the number of shares of Common Stock that such person has the right to acquire within 60 days of the Record Date. Percentages have been based on us having 200,000,000 shares of Common Stock issued and outstanding. For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Represents shares directly held by Berliner Communications that Mr. Berliner may be deemed to beneficially own as a result of his positions as President, Chief Executive Officer and Chairman of the Board of Berliner Communications, a corporation of which Mr. Berliner is also approximately a 31% equity owner. For purposes of this column of the chart, we have excluded the 3,913,668,046 shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock, which are directly owned by Berliner Communications. Conversion of the Series E Preferred Stock is expressly conditioned upon the filing of the Certificate of Amendment, as there are currently no shares of authorized Common Stock available to accommodate such conversion. Mr. Berliner disclaims beneficial ownership of such shares.

(3)    Includes (a) 26,385 shares of Common Stock owned directly and (b) vested options to purchase 620,000 shares of Common Stock.

(4)    Includes (a) 17,157 shares of Common Stock owned directly and (b) vested options to purchase 1,000,000 shares of Common Stock.

(5)    Includes vested options to purchase 50,000 shares of Common Stock.

(6)    Includes (a) 120,000 shares of Common Stock owned directly and (b) vested options to purchase 50,000 shares of Common Stock.

(7)    Includes (a) 25,000 shares of Common Stock owned directly, (b) vested options to purchase 2,950,000 shares of Common Stock, (c) 1,741,659 shares of Common Stock held by Sienna Continuity Trust, for which Mr. Wissman is a beneficiary, and (d) 136,000 shares of Common Stock held by Sandera Partners, LP, in which Mr. Wissman has shared control. Mr. Wissman disclaims beneficial ownership of the shares of Common Stock held by Sienna Continuity Trust and Sandera Partners, LP. The address for Mr. Wissman is Post Office Box 1011, Fredriksted, St. Croix, United States Virgin Islands 00841.

(8)    Includes vested options to purchase 4,670,000 shares of Common Stock.

(9)    This information is based on information reported by the stockholder in filings made with the Securities and Exchange Commission (the “Commission”). The address of Hunt Asset Partners, LP is 1601 Elm Street, 40th Floor, Dallas, Texas 75201.

(10)    This information is based on information reported by the stockholder in filings made with the Commission. The address of IEO Investments Limited is Hunkins Waterfront Plaza, Main Street Post Office Box 556, Charlestown, Nevis, West Indies. IEO Investments Limited is owned by Hunt Asset Partners, LP.

(11)    For purposes of this column of the chart, we have excluded the 3,913,668,046 shares of Common Stock issuable upon conversion of the shares of Series E Convertible Preferred Stock directly owned by Berliner Communications. Conversion of the Series E Convertible Preferred Stock is expressly conditioned upon the filing of the Certificate of Amendment, as there are currently no shares of authorized Common Stock available to accommodate such conversion.

(12)    Represents the collective voting power of shares of Common Stock, Series D Preferred Stock, on an as-converted basis, and Series E Preferred Stock, on an as-converted basis. Percentages are based on 4,115,021,332 votes which consists of the 200,000,000 shares of Common Stock that are currently issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, and 3,919,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

DESCRIPTION OF CAPITAL STOCK

Common Stock. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of our Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, stockholders owning less than a majority of our voting stock will not be able to elect any directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of Preferred Stock that may be outstanding from time to time, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available for that purpose. In the event of our liquidation, dissolution or wind-up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the liquidation preference of any outstanding Preferred Stock. The holders of our Common Stock have no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock that we may designate and issue in the future.

Increasing our authorized shares of capital stock, as set forth in the Charter Amendments (as hereinafter defined) will not have any effect on our corporate status, the rights of stockholders or the transferability of outstanding stock certificates. Our Board has determined that the current number of authorized shares of Common Stock is insufficient in light of the number of shares of Common Stock that must be issued upon the conversion of the Preferred Stock. In order to issue the necessary number of shares of Common Stock required for the conversion of the Preferred Stock, the number of authorized shares of our Common Stock must be increased. Our Board has determined, with respect to the commitments in the Purchase Agreement and Voting Agreement, the number of shares of our capital stock to which our authorized shares are being increased is necessary and in the best interests of our stockholders.

Series A Convertible Preferred Stock. All of the shares of our Series A Preferred Stock were converted to Common Stock on December 21, 1999, and no shares remained outstanding as of February 18, 2005. Accordingly, the Charter Amendments (as hereinafter defined) will have no effect on our Series A Preferred Stock.

Series B Convertible Preferred Stock. We have the authority to issue up to 25,000 shares of Series B Preferred Stock, of which, 4,500 shares were issued and outstanding as of February 18, 2005. We may, at any time and from time to time, pursuant to a resolution of the Board, redeem all or any of the outstanding shares of Series B Preferred Stock for $1,000 per share pro rata among the holders thereof; provided that, no less than 750 shares of Series B Preferred Stock are redeemed at one time (a “Series B Redemption”). Each share of Series B Preferred Stock is convertible into 72.46377 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events. Such conversion is mandatory on the date following the completion by us of an underwritten public offering with proceeds of no less than $50,000,000 at a price per share of no less than $27.60; provided that, the trading volume for shares of Common Stock for the preceding three consecutive calendar months has equaled or exceeded 700,000 shares per month (a “Series B Mandatory Conversion”). Furthermore, on the tenth business day immediately following the last of any five consecutive trading days on which the market price of the Common Stock equals or exceeds an amount equal to $34.50, we may elect to convert each outstanding share of Series B Preferred Stock into Common Stock at any time that (a) any shares of Series B Preferred Stock are outstanding and (b) the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months (a “Series B Company Conversion”). At any time prior to a Series B Redemption, Series B Mandatory Conversion or Series B Company Conversion, each holder of Series B Preferred Stock has the right to convert any or all of such holders shares of Series B Preferred Stock into Common Stock. The holders of the Series B Preferred Stock have no rights to the payment of dividends, regardless of whether we declare or pay dividends on any other class of preferred stock or Common Stock. The holders of the Series B Preferred Stock have no voting rights, except as prescribed under the Delaware General Corporate Law (the “DGCL”). The Series B Preferred Stock has a liquidation preference equal to $1,000 per share, subject to adjustment upon the occurrence of certain enumerated events.

Upon the filing of the Charter Amendments (as hereinafter defined), the conversion ratio of the Series B Stock will be revised. As a result of the revision, each holder of Series B Preferred will receive approximately 984.4 times the number of shares of Common Stock that would have been received under the prior conversion ratio. Upon revision of the conversion ratios, the holders of Series B Preferred Stock will receive an aggregate of 321,015,546 shares of Common Stock (instead of the existing aggregate of 326,087 shares under the Certificate of Designation, Preferences and Rights for the Series B Preferred Stock (the “Series B Certificate of Designation”)) upon conversion of the Preferred Stock subject to the 1:300 reverse stock split.

Series C Convertible Preferred Stock. The Series C Preferred Stock was retired on February 9, 2004, in connection with the settlement of a lawsuit that was filed against us by Eos Partners, LP, Eos Partners SBIC, LP, Eos Partners (Offshore), LP, Kuwait Fund for Arab Economic Development and TBV Holdings Ltd., and no shares remained outstanding as of February 18, 2005. Accordingly, the Charter Amendments (as hereinafter defined) will have no effect on our Series C Preferred Stock.

Series D Convertible Preferred Stock. We have the authority to issue up to 50,000 shares of Series D Preferred Stock, of which 9,473 shares were issued and outstanding as of February 18, 2005. Each share of Series D Preferred Stock is convertible into 166.66667 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events. Such conversion is mandatory on the date following the completion by us of an underwritten public offering with proceeds of no less than $50,000,000 at a price per share of no less than $35.80; provided that, for the preceding three consecutive calendar months the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month (a “Series D Mandatory Conversion”). We may elect to convert each outstanding share of Series D Preferred Stock into Common Stock at any time that (i) any shares of Series D Preferred Stock are outstanding and (ii) during the 30 trading days following the last of any 10 consecutive trading days for which the average market price of the Common Stock equals or exceeds $35.80 per share; provided that, for the three consecutive calendar months ended on the last day of the month immediately preceding the month in which a notice of conversion was delivered by us, the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month (a “Series D Company Conversion”). At any time prior to a Series D Mandatory Conversion or Series D Company Conversion, each holder of Series D Preferred Stock has the right to convert any or all of such holders shares of Series D Preferred Stock into Common Stock. The Holders of the Series D Preferred Stock are entitled to receive cash dividends on each issued and outstanding share of Series D Preferred Stock when and as declared by the Board out of funds legally available therefor, quarterly on the last day of March, June, September and December of each year; provided, however, if we pay a dividend in shares of Series D Preferred Stock, we are not required to pay such dividend in cash. The amount of dividends are computed on the basis of 12 30-day months and a 360-day year. The dividends accrue and are cumulative on each outstanding share of Series D Preferred Stock from the date of its issuance. Such dividends accrue from day to day, whether or not earned or declared. Dividends payable on shares of Series D Preferred Stock (including those payable by reason of deficiency) are in preference to any declaration or payment of any dividend or distribution on shares of Series B Preferred Stock. The holders of Series D Preferred Stock have the right to vote together with the holders of the Common Stock and the Series E Preferred Stock as a single class on any matter to be submitted to the holders of the Common Stock with each holder of the Series D Preferred Stock having the right to that number of votes equal to the number of shares of Common Stock which such share of Series D Preferred Stock would be convertible into as of the date of such vote. The majority of the holders of the Series D Preferred Stock, voting as a separate class or by written consent, are entitled to either (i) elect one member of our Board at any annual meeting of stockholders or a special meeting in place thereof and to fill any subsequent vacancy created by such director’s resignation or removal, as long as a certain value of shares of Series D Preferred Stock are outstanding or (ii) designate one representative who is entitled to participate telephonically at all meetings of the Board and who shall receive all notices of meetings to which it is entitled to participate, as long as a certain value of shares of Series D Preferred Stock are outstanding. The Series D Preferred Stock has a liquidation preference equal to $1,000 per share, subject to adjustment upon the occurrence of certain enumerated events. In addition, the approval of holders of at least 66.667% of the issued and outstanding shares of Series D Preferred Stock is required for us to (i) amend or change the rights, preferences, privileges or powers of the Series D Preferred Stock; (ii) increase or decrease the authorized number of shares of the Series D Preferred Stock; (iii) redeem any shares of Series B Preferred Stock or Common Stock (other than pursuant to (a) agreements with any of our employees, officers, directors or consultants giving us the right to repurchase shares of Common Stock upon termination of services or otherwise or (b) open market purchases approved by a majority of the disinterested members of the Board); (iv) declare or pay any dividend (other than a stock split or stock dividend on shares of Common Stock) on any share of Common Stock or Series B Preferred Stock; or (v) issue Common Stock issued for compensatory purposes to our directors, officers and employees not approved by the Compensation Committee or Stock Option Committee of the Board.

Upon the filing of the Certificate of Amendment (as hereinafter defined), the conversion ratio of the Series D Preferred Stock will be revised. As a result of the revision, each holder of Series D Preferred Stock will receive approximately 499.4 times the number of shares of Common Stock each holder would have received under the prior conversion ratio. Upon revision of the conversion ratios, the holders of Series D Preferred Stock will receive an aggregate of 675,773,394 shares of Common Stock (instead of the existing aggregate of 1,353,286 shares under the Series D Certificate of Designation) upon conversion of the Preferred Stock subject to the 1:300 reverse stock split.

Series E Convertible Preferred Stock. We have the authority to issue up to 5,000,000 shares of Series E Preferred Stock, of which 3,913,669 shares were issued and outstanding as of February 18, 2005. Each share of the Series E Preferred Stock is convertible into 1,000 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events, and this conversion will occur automatically as of the date that the Certificate of Amendment (as hereinafter defined) is filed with the Delaware Secretary of State. The holders of the Series E Preferred Stock are entitled to receive dividends when, as and if declared by the Board, and such dividends, if declared, will not be cumulative. The holders of the Series E Preferred Stock have the right to vote together with the holders of the Common Stock and the Series D Preferred Stock as a single class on any matter to be submitted to the holders of the Common Stock with each holder of the Series E Preferred Stock having the right to that number of votes equal to the number of shares of Common Stock that such shares of Series E Preferred Stock would be convertible into as of the date of such vote. In addition, for so long as any shares of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock will be entitled to nominate and elect three directors (the “Series E Directors”), each of whom will be entitled to one vote on all matters before the Board. Any vacancy on the Board occurring because of the death, resignation or removal of a director elected by the holders of the Series E Preferred Stock will be filled by the vote or written consent of the holders of a majority of the outstanding shares of the Series E Preferred Stock. A director elected by the holders of the Series E Preferred Stock may be removed from the Board with or without cause only by the vote or consent of the holders of the majority of the outstanding shares of the Series E Preferred Stock, and the vacancy created thereby may be filled only by the vote or consent of such holders. The Series E Preferred Stock has a liquidation preference equal to $0.26 per share, subject to adjustment upon the occurrence of certain enumerated events. In addition, the approval of holders of at least 66.67% of the issued and outstanding shares of Series E Preferred Stock is required for us to: (i) create shares (or reclassify existing shares) having rights superior to or on parity with the Series E Preferred Stock; (ii) amend or repeal any provision or add any provision to our Certificate of Incorporation if such action would materially adversely affect the holders of the Series E Preferred Stock or amend or repeal any provision of our bylaws if such action would materially adversely affect the holders of the Series E Preferred Stock in a manner different from the holders of the other outstanding shares of Preferred Stock; (iii) alter or change the rights, preferences or privileges of the Series E Preferred Stock; (iv) increase or decrease the authorized number of shares of Series E Preferred Stock; (v) issue any additional shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any securities convertible into or exchangeable or exercisable for any such series of Preferred Stock; (vi) pay dividends or make distributions with respect to the Common Stock or the Preferred Stock (except for dividends on the Common Stock that are paid in shares of Common Stock); (vii) redeem or repurchase any shares of our capital stock other than pursuant to equity incentive agreements with employees, consultants, officers or directors; (viii) increase the authorized size of the Board above six members or decrease the authorized size of the Board below six members; (ix) increase or decrease the number of votes to which each Series E Director is entitled; or (x) except as provided in the Certificate of Amendment (as hereinafter defined), take any action that would result in an increase in the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock or Series D Preferred Stock.

The Voting Agreement effectively modified certain of the rights and privileges of the Preferred Stock. For more information regarding the modifications, refer to Item 2.01 of this Current Report under the subsection entitled “Voting Agreement.” There are other modification of the rights of the holders of the Preferred Stock that will be effected upon the filing of the Certificate of Amendment (as hereinafter defined). For more information regarding the modifications, refer to Item 5.03 of this Current Report under the section entitled “Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.”

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is currently quoted on the National Association of Securities Dealers-Over the Counter Bulletin Board (“OTCBB”). Our Common Stock has been previously listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) and the OTCBB as follows:

FROM	TO	TICKER MARKET
January 1, 2002	Present	NVNW OTCBB

December 12, 2000	December 31, 2001	NVNW NASDAQ*

November 22, 2000	December 11, 2000	EVNT NASDAQ

August 25, 1999	November 21, 2000	EVNT OTCBB

Prior to August 25, 1999		ADII OTCBB

*Trading was halted by NASDAQ from July 30, 2001, until December 31, 2001.

The following table sets forth the high and low bid prices of our Common Stock on the applicable markets for the quarterly periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions:

QUARTER ENDING	LOW	HIGH
March 31, 2005	$0.005	$0.028

December 31, 2004	$0.005	$0.028

September 30, 2004	$0.022	$0.034

June 30, 2004	$0.021	$0.030

March 31, 2004	$0.022	$0.032

QUARTER ENDING	LOW	HIGH
December 31, 2003	$0.020	$0.040

September 30, 2003	$0.017	$0.050

June 30, 2003	$0.030	$0.070

March 31, 2003	$0.040	$0.080

December 31, 2002	$0.050	$0.120

September 30, 2002	$0.010	$0.250

Our Common Stock has experienced periods, including, without limitation, certain extended periods, of limited or sporadic quotations. As of April 15, 2005, there were approximately 1,213 record holders of our Common Stock, 18 record holders of our Series B Preferred Stock, two record holders of our Series D Preferred Stock and one record holder of our Series E Preferred Stock.

The holders of our Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by our Board. However, we have not paid any dividends in the past and do not intend to pay cash dividends on our Common Stock for the foreseeable future. Prior to the execution of the Voting Agreement, the quarterly dividends due and payable to the holders of our Series D Preferred Stock take precedence over any declarations or payments of any dividends or distributions to holders of any of our other series of Preferred Stock or our Common Stock and are accrued, in the form of additional Preferred Stock, on a quarterly basis in arrears.

EQUITY COMPENSATION PLANS

The following table provides information, as of the end of fiscal 2004, with respect to all compensation plans and individual compensation arrangements under which equity securities are authorized for issuance to employees or non-employees:

				NUMBER OF SECURITIES
				REMAINING AVAILABLE FOR
	NUMBER OF SECURITIES TO		WEIGHTED-AVERAGE	FUTURE ISSUANCE UNDER
	BE ISSUED UPON EXERCISE		EXERCISE PRICE OF	EQUITY COMPENSATION PLANS
	OF OUTSTANDING OPTIONS,		OUTSTANDING OPTIONS,	(EXCLUDING SECURITIES
	WARRANTS AND RIGHTS		WARRANTS AND RIGHTS	REFLECTED IN COLUMN A)
PLAN CATEGORY	(A)		(B)	(C)
Equity Compensation Plans Approved by Security Holders	7,337,051	(1)	$4.99	12,511,504

Equity Compensation Plans Not Approved by Security Holders	5,611,074	(2)	$22.62	—

Total	12,948,125		$12.63	12,511,504

(1)	Represents options granted under our 1999 Omnibus Securities Plan and our 2001 Equity Incentive Plan, each of which was approved by our stockholders (the “Option Plans”).

(2)	Represents option granted under stand-alone option agreements, which were not associated with the Option Plans, and which vested over three or four-year periods.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

On March 18, 2005, Grant Thornton, LLP (“Grant Thornton”) notified our Audit Committee and Board that it declined to stand for re-appointment as our independent registered public accounting firm following the completion of our strategic transaction with Berliner Communications. As a result of the withdrawal, the Audit Committee immediately commenced a search for a new independent registered public accounting firm to replace Grant Thornton.

Grant Thornton performed audits of our consolidated financial statements for the fiscal years ended June 30, 2004, and 2003. Grant Thornton’s reports did not contain an adverse opinion or disclaimer of opinion, but were modified to include an explanatory paragraph related to uncertainties about our ability to continue as a going concern.

During the fiscal years ended June 30, 2003, and 2004, and through March 18, 2005, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with the reports for such year, and there were no reportable events as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Grant Thornton with a copy of our Current Report on Form 8-K, dated March 24, 2005, and requested that it furnish a letter to the SEC stating whether or not it agreed with the statements contained therein. A copy of Grant Thornton’s letter to the SEC, dated March 24, 2005, was attached as Exhibit 16.1 to that Current Report on Form 8-K.

Effective as of April 26, 2005, BDO Seidman, LLP (“BDO”) was appointed as our new independent registered public accounting firm. During the two most recent fiscal years ended June 30, 2003, and 2004, and through April 26, 2005, we have not consulted with BDO concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, for which either a written report or oral advice was provided to us or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). However, BDO did previously serve as our independent registered public accounting firm and did perform audits of our consolidated financial statements for the fiscal years ended June 30, 1999, and 2000, and BDO continues to perform tax-related services for us. In addition, Berliner Communications retained BDO, on April 14, 2005, to perform an audit of Berliner Communication’s consolidated financial statements for the fiscal year ended December 31, 2004. As previously disclosed, Berliner Communications currently owns 73.8% of our common stock and controls 98.7% of our voting power.

INDEMNIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.

Our Charter (as hereinafter defined) specifically limits each director’s personal liability, as permitted by Section 102 of the DGCL, and provides that if it is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees, but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of liability on the part of person to the corporation, unless a court believes that in view of all the circumstances indemnification should apply. Our Charter (as hereinafter defined) provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Our bylaws also provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL against all expenses, liability and loss (including attorneys’ fees judgments, fines, special excise taxes or penalties on amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, including the right to require advancement by us of attorneys’ fees and other expenses incurred in defending any such proceeding in advance of its final disposition, provided that we receive an undertaking from such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. We have entered into indemnification agreements with certain of our directors and executive officers, and we maintain a directors’ and executive officers’ liability insurance policy as permitted by our Charter (as hereinafter defined) and Bylaws.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On February 18, 2005, we issued 147,676,299 shares of newly issued, non-assessable shares of our Common Stock, and 3,913,669 shares of newly issued, non-assessable shares of our Series E Preferred Stock in exchange for the Berliner Assets. The shares of Common Stock and Series E Preferred Stock were issued to Berliner Communications pursuant to the private placement exemption available for such issuances under Section 4(2) of the Securities Act of 1933, as amended. Each share of the Series E Preferred Stock will convert into 1,000 shares of our Common Stock and such a conversion will occur automatically upon the filing of the Certificate of Amendment (as hereinafter defined) with the Delaware Secretary of State. For more information regarding the Certificate of Amendment (as hereinafter defined), refer to Item 5.03 of this Current Report under the section entitled “Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.”

ITEM 3.03 MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS

The issuance of 147,676,299 shares of our Common Stock to Berliner Communications on February 18, 2005, resulted in significant dilution of the existing holders of our Common Stock, such that all of the 52,323,701 shares of Common Stock, which represented 100% of the issued and outstanding Common Stock as of February 17, 2005, represented only approximately 26.2% of the issued and outstanding shares of Common Stock on February 18, 2005. Also, on February 18, 2005, we issued to Berliner Communications 3,913,669 shares of our newly designated Series E Preferred Stock. For more information regarding the share issuances, refer to Item 2.01 of this Current Report under the subsection entitled “Description of Capital Stock” and Item 5.03 of this Current Report under the section entitled “Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.”

Furthermore, upon the filing of the Certificate of Amendment (as hereinafter defined), among other things, the number of authorized shares of Common Stock will be increased to 6,000,000,000 shares and all of the shares of our Preferred Stock will be converted into an aggregate amount equal to 4,910,456,986 shares. That will result in the 52,323,701 shares of Common Stock, which represented 100% of the issued and outstanding Common Stock as of February 17, 2005, to represent only approximately 1% of our Common Stock after the automatic conversion of the Preferred Stock. For more information regarding the Certificate of Amendment (as hereinafter defined), refer to Item 5.03 of this Current Report under the section entitled “Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.”

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

As a result of us entering into the Purchase Agreement on February 18, 2005, a change of control occurred. As consideration for BCI’s acquisition of the Berliner Assets, we issued to Berliner Communications 147,676,299 newly issued and non-assessable shares of our Common Stock and 3,913,669 newly issued and non-assessable shares of our Series E Preferred Stock.

Consequently, Berliner Communications now holds 73.8% of our Common Stock and 100% of our Series E Preferred Stock. The holders of our Common Stock vote as a single class with the holders of our Series D Preferred Stock and the holder of our Series E Preferred Stock on an as-converted basis. Under those circumstances, Berliner Communications’ ownership represents 98.7% of such voting power. For more information regarding the share holdings and voting power, refer to Item 2.01 of this Current Report under the subsections entitled “Change of Control,” “Voting Agreement” and “Description of Capital Stock.”

Under the terms of the Purchase Agreement, Berliner Communications holds the right to appoint three directors. On February 18, 2005, our Board increased the authorized size from four to six and appointed Richard B. Berliner, Ralph R. Ianuzzi, Jr. and Mehran Nazari as members. The members of our Board immediately prior to the consummation of the Purchase Agreement, namely Peter J. Mixter, John Stevens Robling, Jr. and Barrett N. Wissman, have agreed to resign from their positions on the Board, effective as of the date that the Certificate of Amendment is filed with the Delaware Secretary of State.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective upon the date of the Acquisition, Barrett N. Wissman resigned from his position as our Chairman of the Board. Mr. Wissman, Peter J. Mixter and John Stevens Robling, Jr. have also agreed to resign from their positions as members of our Board, effective upon the date that the Certificate of Amendment is filed with the Secretary of State of Delaware. Upon the date the Certificate of Amendment is filed, the holders of our Series B Preferred Stock and Series D Preferred Stock will have the right to designate one member of our Board, pursuant to the terms of the Voting Agreement For more information regarding such rights, refer to Item 2.01 of this Current Report under the subsection entitled “Voting Agreement.”

In accordance with the terms and conditions of the Purchase Agreement, we appointed Richard B. Berliner as Chairman of our Board and as our Chief Executive Officer, effective as of February 18, 2005.

In accordance with the terms and conditions of the Purchase Agreement, our Board exercised its authority pursuant to our Bylaws, to expand the number of members of the Board from four to six, and to appoint Mr. Berliner, Ralph R. Ianuzzi, Jr. and Mehran Nazari to fill the vacant and newly created director seats.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

ISSUANCE OF THE SERIES E PREFERRED STOCK

As of February 18, 2005, we filed a Certificate of Designation, Preferences and Rights for the Series E Preferred Stock (the “Series E Certificate of Designation”) to our Certificate of Incorporation (the “Charter”) that provided for the issuance of up to 5,000,000 shares of Series E Preferred Stock. A copy of the Series E Certificate of Designation is attached as Exhibit 3.10 to this Current Report. For more information regarding Series E preferred Stock, refer to Item 2.01 of this Current Report under the subsection entitled “Description of Capital Stock.”

PENDING AMENDMENTS TO OUR CHARTER

No earlier than 20 days after we file and mail our Definitive Information Statement on Schedule 14C disclosing the approval by less than unanimous written consent of: (1) holders of a majority of our Common Stock voting as a single class with the holders of the Series D Preferred Stock and the Series E Preferred Stock; (2) the holders of the Series B Preferred Stock, voting as a single class; (3) the holders of the Series D Preferred Stock, voting as a single class; and (4) the holders of the Series E Preferred Stock, voting as a single class, we will file a certificate to amend our Charter (the “Certificate of Amendment”) with the Delaware Secretary of State that will, among other things:

•	Increase the aggregate number of shares which we shall have the authority to issue from 225,000,000 to 6,600,000,000 shares, of which 6,000,000,000 shares shall be shares of Common Stock of a par value of $0.00002 each, and 600,000,000 shares shall be shares of Preferred Stock of a par value of $0.00002 each;

•	Change our name from Novo Networks, Inc. to Berliner Communications, Inc.;

•	Amend the Certificate of Designation, Preference and Rights of Series B Preferred Stock to reduce the conversion price of the Series B Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Preferred Stock to 321,015,546;

•	Amend the Certificate of Designation, Preference and Rights of Series D Preferred Stock to reduce the conversion price of the Series D Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Preferred Stock to 675,773,394;

•	Provide that upon the filing of the Certificate of Amendment, all shares of Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock shall be automatically converted into Common Stock;

•	Effect a 1:300 reverse stock split, such that the outstanding shares of Common Stock and Preferred Stock will be reclassified and one new share of Common Stock, par value $0.0002 per share, will be issued for every 300 shares of existing Common Stock, par value $0.00002 per share, and one new share of Preferred Stock, par value $0.0002 per share, will be issued for every 300 shares of existing Preferred Stock, par value $0.00002 per share; and

•	Amend the Certificate of Incorporation, such that the aggregate number of shares that we will have the authority to issue is 22,000,000 shares of which 20,000,000 shares shall be shares of Common Stock of a par value of $0.0002, and 2,000,000 shares shall be shares of Preferred Stock of a par value of $0.0002 (collectively, the “Charter Amendments”).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

The historical financial information required by Regulation S-X is attached to this Current Report, as Exhibit 99.1.

PRO FORMA FINANCIAL INFORMATION

The pro forma financial information required by Regulation S-X is attached to this Current Report, as Exhibit 99.2.

EXHIBITS

EXHIBIT NO.	DESCRIPTION
2.3	Asset Purchase Agreement, Dated as of February 18, 2005, Among Berliner Communications, Inc., BCI Communications, Inc. and Novo Networks, Inc. (1)(2)

3.10	Certificate of Designation, Rights and References of Series B Convertible Preferred Stock, Filed on February 18, 2005. (2)

3.11	Form of Certificate of Amendment to Certificate of Incorporation (2)

9.2	Form of Voting Agreement Among Novo Networks, Inc., Berliner Communications, Inc., All of the Holders of Novo Networks, Inc. Series D Convertible Preferred Stock, All of the Holders of Novo Networks, Inc. Series E Convertible Preferred Stock and Certain of the Holders of Novo Networks, Inc. Series B Convertible Preferred Stock, with Schedules of Differences (2)

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Grant Thornton, LLP

99.1	Audited Consolidated Balance Sheet of Berliner Communication, Inc. as of December 31, 2002, 2003, and 2004, and Related Consolidated Statement of Operations, Stockholders’ Equity Deficit and Cash Flows for Years Then Ended and Accompanying Notes Thereto

99.2	Unaudited Pro Forma Condensed Financial statements of Novo Networks, Inc. and Berliner Communications, Inc. for Year Ended June 30, 2004, and Six Months Ended December 31, 2004, and Accompanying Notes Thereto

(1)	The exhibits and schedules to the Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. We will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

(2)	Filed as the exhibit number indicated above to the Current Report on Form 8-K that we filed with the Securities Exchange Commission on February 25, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date: May 9, 2005

NOVO NETWORKS, INC.

	By:	/s/ RICHARD B. BERLINER

Richard B. Berliner Chief Executive Officer